Exhibit 10.2
ANNEX I

FIRST AMENDMENT dated as of November 9, 2022 (this “Amendment”), among TYSON FOODS, INC., a Delaware corporation (the “Company”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, reference is made to the Revolving Credit Agreement dated as of September 30, 2021 (the “Revolving Credit Agreement”), among the Company, certain Subsidiaries of the Company that may be Subsidiary Borrowers from time to time, the Lenders from time to time party hereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, a Benchmark Transition Event with respect to the Eurocurrency Rate has occurred, and the Administrative Agent and the Company desire to jointly elect to trigger a fallback from the Eurocurrency Rate, all as contemplated by the definition of the term Early Opt-in Election set forth in the Revolving Credit Agreement and as set forth herein.

WHEREAS, pursuant to the terms of the Revolving Credit Agreement, a Benchmark Replacement Date would occur with respect to such Early Opt-in Election on the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders (the “Objection Deadline”), written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

WHEREAS, pursuant to Section 2.14(b) of the Revolving Credit Agreement, upon the occurrence of an Early Opt-In Election and its related Benchmark Replacement Date, (a) the Benchmark Replacement set forth herein will replace the Eurocurrency Rate for all purposes under the Revolving Credit Agreement and the other Loan Documents, without any amendment to, or further action or consent of any other party to, the Revolving Credit Agreement or any other Loan Document, and (b) in connection with the implementation of such Benchmark Replacement, the Administrative Agent, in consultation with the Company, has the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in the Revolving Credit Agreement or any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to the Revolving Credit Agreement or any other Loan Document.

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

SECTION 1.    Defined Terms. Capitalized terms used but not otherwise defined herein (including in the preamble and the recitals hereto) have the meanings assigned to them in the Revolving Credit Agreement (where applicable, as amended hereby).

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SECTION 2.    Early Opt-in Election. The Company and the Administrative Agent hereby confirm their joint election to trigger a fallback from the Eurocurrency Rate to the Adjusted Term SOFR, all as set forth herein.

SECTION 3.    Benchmark Replacement Conforming Changes. On and as of the Effective Date (as defined below):

(a) The Revolving Credit Agreement is hereby amended by inserting the language indicated in single or double underlined text (indicated textually in the same manner as the following examples: single-underlined text or double-underlined text) in Annex I hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~) in Annex I hereto.

(b) Exhibit B of the Revolving Credit Agreement is hereby amended and restated in its entirety to be in the form of Exhibit B hereto.

(c) Exhibit D of the Revolving Credit Agreement is hereby amended and restated in its entirety to be in the form of Exhibit D hereto.

SECTION 4.    Representations and Warranties. The Company represents and warrants to the Administrative Agent and the Lenders that:

(a) This Amendment has been duly authorized by all necessary corporate action on behalf of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) As of the Effective Date and after giving effect to the effectiveness of this Amendment:

(i) the representations and warranties of the Loan Parties set forth in the Loan Documents that are qualified by materiality are true and correct and such representations and warranties that are not so qualified are true and correct in all material respects on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality are true and correct and such representations and warranties that are not so qualified are true and correct in all material respects, in each case, as of such earlier date); and

(ii) no Default has occurred and is continuing.

SECTION 5.    Conditions to Effectiveness. This Amendment shall become effective on the first date (the “Effective Date”) on which each of the following conditions is satisfied:

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(a) The Administrative Agent shall have executed this Amendment and shall have received from the Company a counterpart of this Amendment signed on behalf of the Company (which, subject to Section 9.06(b) of the Revolving Credit Agreement, may include any Electronic Signatures transmitted by e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).

(b) The Administrative Agent has not received, by the Objection Deadline, written notice of objection to the Early Opt-in Election set forth herein from Lenders comprising the Required Lenders.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 6.    Effect of this Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent, any Issuing Lender or any Lender under the Revolving Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Revolving Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Borrower to any other consent to, or any other waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Revolving Credit Agreement or any other Loan Document in similar or different circumstances.

(b) On and after the Effective Date, each reference in the Revolving Credit Agreement to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Revolving Credit Agreement as amended hereby, and each reference to the Revolving Credit Agreement in any other Loan Document shall be deemed to be a reference to the Revolving Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Revolving Credit Agreement and the other Loan Documents.

SECTION 7.    Applicable Law. THIS AMENDMENT, AND ALL ACTIONS, CAUSES OF ACTION OR CLAIMS OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AMENDMENT, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

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SECTION 8.    Counterparts; Integration; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment, the Revolving Credit Agreement and the other Loan Documents constitute the entire contract among the parties hereto and thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for any provisions set forth in any related fee letters or any provisions expressed not be superseded by Section 9.06 of the Revolving Credit Agreement). This Amendment shall become effective as provided in Section 4 hereof and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.    Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

SECTION 10.    Incorporation by Reference. The provisions of Sections 9.09(b), 9.09(c), 9.09(d) and 9.10 of the Revolving Credit Agreement are hereby incorporated by reference as if set forth in full herein, mutatis, mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

TYSON FOODS, INC.,
by	/s/ Curt Calaway
Name: Curt Calaway
Title: SVP Finance & Treasurer

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JPMORGAN CHASE BANK, N.A., as the Administrative Agent,
by	/s/ Gregory Martin
Name: Gregory Martin
Title: Executive Director

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REVOLVING CREDIT AGREEMENT
dated as of September 30, 2021,
among
TYSON FOODS, INC.,
The SUBSIDIARY BORROWERS Party Hereto,
The LENDERS Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, BOFA SECURITIES, INC., MORGAN STANLEY SENIOR FUNDING, INC., COBANK, ACB, COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH and RBC CAPITAL MARKETS,
as Joint Lead Arrangers and Joint Bookrunners
BANK OF AMERICA, N.A., BARCLAYS BANK PLC and MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agents
COBANK, ACB, COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH
and ROYAL BANK OF CANADA,
as Documentation Agents

[CS&M Ref. No. 6701-803]

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TABLE OF CONTENTS
Page

ARTICLE I Definitions		1
SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	32
SECTION 1.03.	Terms Generally	~~32~~33
SECTION 1.04.	Accounting Terms; GAAP; Pro Forma Calculations	~~32~~33
SECTION 1.05.	Currency Translations	~~33~~34
SECTION 1.06.	Interest Rate; Eurocurrency RateBenchmark Notification	~~33~~34
SECTION 1.07.	Divisions	~~34~~35
SECTION 1.08.	Existing Revolving Credit Agreement	~~34~~35
ARTICLE II The Credits		35
SECTION 2.01.	The Commitments	35
SECTION 2.02.	Loans and Borrowings	35
SECTION 2.03.	Requests for Revolving Borrowings	36
SECTION 2.04.	Swingline Loans	~~36~~37
SECTION 2.05.	Incremental Commitments	38
SECTION 2.06.	Letters of Credit	40
SECTION 2.07.	Funding of Borrowings	46
SECTION 2.08.	Interest Elections	46
SECTION 2.09.	Termination and Reduction of Commitments	~~48~~47
SECTION 2.10.	Repayment of Loans; Evidence of Debt	48
SECTION 2.11.	Prepayment of Loans	49
SECTION 2.12.	Fees	50
SECTION 2.13.	Interest	~~51~~50
SECTION 2.14.	Alternate Rate of Interest	~~52~~50
SECTION 2.15.	Increased Costs	53
SECTION 2.16.	Break Funding Payments	55
SECTION 2.17.	Taxes	55
SECTION 2.18.	Payments Generally; Sharing of Set-offs	58
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders	60
SECTION 2.20.	Additional Subsidiary Borrowers	61
SECTION 2.21.	Defaulting Lenders	~~62~~61
SECTION 2.22.	Illegality	64
SECTION 2.23.	Extension of Commitment Termination Date	64
ARTICLE III Representations and Warranties		~~66~~65
SECTION 3.01.	Organization; Powers	66
SECTION 3.02.	Authorization; Enforceability	66
SECTION 3.03.	Governmental Approvals; No Conflicts	66
SECTION 3.04.	Financial Condition; No Material Adverse Change	~~67~~66
SECTION 3.05.	Properties	~~67~~66
SECTION 3.06.	Litigation and Environmental Matters	67
SECTION 3.07.	Compliance with Laws	~~68~~67
SECTION 3.08.	Investment Company Status	~~68~~67
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SECTION 3.09.	Taxes	~~68~~67
SECTION 3.10.	ERISA	~~68~~67
SECTION 3.11.	Disclosure	~~68~~67
SECTION 3.12.	Use of Proceeds; Margin Regulations	68
SECTION 3.13.	Labor Matters	68
SECTION 3.14.	Anti-Corruption Laws and Sanctions	~~69~~68
ARTICLE IV Conditions		~~69~~68
SECTION 4.01.	Effective Date	~~69~~68
SECTION 4.02.	Each Credit Event	70
SECTION 4.03.	Initial Credit Event for Each Additional Subsidiary Borrower	70
ARTICLE V Affirmative Covenants		71
SECTION 5.01.	Financial Statements and Other Information	~~72~~71
SECTION 5.02.	Notices of Material Events	73
SECTION 5.03.	Existence; Conduct of Business	~~74~~73
SECTION 5.04.	Payment of Taxes	~~74~~73
SECTION 5.05.	Maintenance of Properties	~~74~~73
SECTION 5.06.	Books and Records; Inspection Rights	~~74~~73
SECTION 5.07.	Compliance with Laws	74
SECTION 5.08.	Use of Proceeds	74
SECTION 5.09.	Insurance	~~75~~74
SECTION 5.10.	Guarantee Requirement; Further Assurances	~~75~~74
ARTICLE VI Negative Covenants		~~75~~74
SECTION 6.01.	Indebtedness	~~75~~74
SECTION 6.02.	Liens	~~78~~76
SECTION 6.03.	Fundamental Changes; Business Activities	~~79~~78
SECTION 6.04.	Swap Agreements	~~80~~79
SECTION 6.05.	Transactions with Affiliates	~~80~~79
SECTION 6.06.	Interest Expense Coverage Ratio	~~80~~79
ARTICLE VII Events of Default		~~81~~79
ARTICLE VIII The Administrative Agent		~~83~~81
SECTION 8.01.	Authorization and Action	~~83~~81
SECTION 8.02.	Administrative Agent’s Reliance, Limitation of Liability, Etc	~~85~~83
SECTION 8.03.	Posting of Communications	~~86~~84
SECTION 8.04.	The Administrative Agent Individually	~~87~~86
SECTION 8.05.	Successor Administrative Agent	~~88~~86
SECTION 8.06.	Acknowledgments of Lenders and Issuing Lenders	~~88~~86
SECTION 8.07.	Certain ERISA Matters	~~90~~88
SECTION 8.08.	Miscellaneous	~~91~~89
ARTICLE IX Miscellaneous		~~91~~89
SECTION 9.01.	Notices	~~91~~89
SECTION 9.02.	Waivers; Amendments	~~92~~90
SECTION 9.03.	Expenses; Indemnity; Limitation on Liability	~~94~~91
SECTION 9.04.	Successors and Assigns	~~96~~94
SECTION 9.05.	Survival	~~100~~97
SECTION 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	~~101~~96
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SECTION 9.07.	Severability	~~102~~99
SECTION 9.08.	Right of Setoff	~~102~~99
SECTION 9.09.	Governing Law; Jurisdiction; Venue; Consent to Service of Process	~~102~~99
SECTION 9.10.	WAIVER OF JURY TRIAL	~~103~~100
SECTION 9.11.	Headings	~~103~~100
SECTION 9.12.	Confidentiality	~~103~~100
SECTION 9.13.	USA Patriot Act and the Beneficial Ownership Regulation	~~104~~101
SECTION 9.14.	No Fiduciary Relationship	~~104~~101
SECTION 9.15.	Interest Rate Limitation	~~104~~101
SECTION 9.16.	Subsidiary Borrower Representative	~~105~~102
SECTION 9.17.	Release of Guarantees	~~105~~102
SECTION 9.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~105~~102
SCHEDULES:
Schedule 2.01 –     Commitments
Schedule 2.06A        Existing Letters of Credit
Schedule 2.06B –     LC Commitments
Schedule 3.06 –     Disclosed Matters
Schedule 6.01 –     Existing Indebtedness
Schedule 6.02 –     Existing Liens
Schedule 9.04(c)(vi) –     Voting Participants
EXHIBITS:
Exhibit A    –        Form of Assignment and Assumption
Exhibit B    –        Form of Borrowing Request
Exhibit C    –        Form of Guarantee Agreement
Exhibit D    –        Form of Interest Election Request
Exhibit E    –        Form of Compliance Certificate
Exhibit F    –        Form of Revolving Note
Exhibit G-1 –     Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2 –     Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3 –     Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4 –     Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H    –        Form of Subsidiary Borrower Joinder Agreement
Exhibit I    –        Form of Subsidiary Borrower Termination Agreement

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REVOLVING CREDIT AGREEMENT dated as of September 30, 2021 (as it may be amended, restated or otherwise modified from time to time, this “Agreement”), among TYSON FOODS, INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company that may be SUBSIDIARY BORROWERS from time to time, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The Company has requested that the Lenders (as defined below) and the Issuing Lenders (as defined below) make Loans to and issue Letters of Credit for the account of the Company and the Subsidiary Borrowers (as defined below) in an aggregate principal or stated amount not exceeding $2,250,000,000 at any one time outstanding. The Lenders and the Issuing Lenders are willing to extend such credit upon the terms and conditions hereof.
NOW THEREFORE, in consideration of the foregoing recitals, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement and, unless otherwise specified therein, in any Schedules and Exhibits to this Agreement, the following terms have the meanings specified below:
“ABR Borrowing” means~~, when used in reference to~~ any ~~Loan or~~ Borrowing~~, whether such Loan, or the Loans comprising such Borrowing, are bearing~~ interest at a rate determined by reference to the Alternate Base Rate comprised of ABR Loans.

“~~Adjusted Eurocurrency Rate~~ABR Loan” means any Loan that bears interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.11448% per annum; provided that if the Adjusted Daily Simple SOFR as so determined would be less than zero, such rate shall be deemed to be zero.
“Adjusted Term SOFR” means, ~~with respect to any Eurocurrency Borrowing~~ for any Interest Period, an interest rate per annum ~~(rounded upwards, if necessary, to the next 1/100 of 1%)~~ equal to (a) the ~~Eurocurrency Rate~~Term SOFR for such Interest Period ~~multiplied by~~plus (b) ~~the Statutory Reserve Rate for such~~(i) in the case of any Interest Period with a duration of one month, 0.11448% per annum, (ii) in the case of any Interest Period with a duration of three months, 0.26161% per annum and (iii) in the case of any Interest Period with a duration of six months, 0.42826% per annum; provided that if the Adjusted Term SOFR as so determined would be less than zero, such rate shall be deemed to be zero.
“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution and (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.05, the term “Affiliate” shall also mean any Person that is an executive officer or director of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).
“Agreement” has the meaning set forth in the preamble hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% per annum and (c) the Adjusted ~~Eurocurrency Rate~~Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to on such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) ~~for a deposit in dollars with a maturity of one month~~ plus 1.00% per annum. For purposes of clause (c) above, the Adjusted ~~Eurocurrency Rate~~Term SOFR on any day shall be based on the ~~LIBO Screen Rate (or, if the LIBO Screen Rate is not available for a maturity of one month but is available for periods both longer and shorter than such period, the Interpolated Screen Rate)~~Term SOFR Reference Rate at approximately ~~11:00~~5:00 a.m.~~, London~~ Chicago time, on such day ~~for deposits in dollars with a maturity of one month~~(or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that ~~(i)~~ if such rate shall be less than zero, such rate shall be deemed to be zero ~~and (ii) if such rate is not available or cannot be determined~~, such rate shall be deemed to be ~~zero~~. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~Eurocurrency Rate~~Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~Eurocurrency Rate~~Term SOFR, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding anything to the contrary in this definition, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum.
“Ancillary Document” has the meaning set forth in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.
“Applicable Percentage” means at any time, with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment, in each case, at such time; provided that, for purposes of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean, with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator is the Total Commitment (but disregarding any Defaulting Lender’s Commitment). If, however, the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to the facility fee or to any Term SOFR Loan, any Daily Simple SOFR Loan (if applicable pursuant to Section 2.14) or any ABR ~~Loan or Eurocurrency~~ Loan, the applicable rate per annum set forth below under the caption “Facility Fee”, “~~ABR~~Term SOFR/Daily Simple SOFR Spread” or “~~Eurocurrency~~ABR Spread”, as the case may be, based upon the Applicable Ratings on such date:

Ratings Level Moody’s/S&P	Facility Fee	~~Eurocurrency~~Term SOFR/Daily Simple SOFR Spread	ABR Spread
Level 1 A2/A or above	0.070%	0.805%	0.000%
Level 2 A3/A-	0.090%	0.910%	0.000%
Level 3 Baa1/BBB+	0.100%	1.025%	0.025%
Level 4 Baa2/BBB	0.125%	1.125%	0.125%
Level 5 Baa3/BBB- or below	0.175%	1.200%	0.200%

In the event the Applicable Ratings fall within different Levels, the Applicable Rate will be based upon the higher of the two Levels or, if there is more than a one-notch split between the two Levels, then the Applicable Rate will be based upon the Level that is one Level below the higher Level. If any Rating Agency shall not have in effect an Applicable Rating (other than by reason of the circumstances referred to in the last sentence of this definition), such Rating Agency shall be deemed to have an Applicable Rating that falls in Level 5. If the Applicable Rating established by any Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by such Rating Agency, irrespective of when notice of such change shall have been furnished by the Company pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of an Applicable Rating from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rating of such Rating Agency shall be determined by reference to the Applicable Rating from such Rating Agency most recently in effect prior to such change or cessation.
“Applicable Rating” means, with respect to any Rating Agency at any time, (a) the Index Rating assigned by such Rating Agency or (b) if such Rating Agency shall not have in effect an Index Rating, the Corporate Rating assigned by such Rating Agency.
“Approved Electronic Platform” has the meaning set forth in Section 8.03(a).
“Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, the Persons named as the joint lead arrangers on the cover of this Agreement.
“ASC 815” means Financial Accounting Standards Board, Accounting Standards Codification 815, Derivatives and Hedging (as it may be amended, supplemented or replaced).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination or reduction to zero of all the Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(b)(~~v~~iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” means, initially, the ~~Eurocurrency Rate~~Term SOFR; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~ and ~~its~~the related Benchmark Replacement Date have occurred with respect to the ~~Eurocurrency Rate~~Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b)(i~~) or 2.14(b)(ii~~).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date~~; provided that, in the case of an Other Benchmark Rate Election, the “Benchmark Replacement” shall mean the alternative set forth in clause (3) below~~:
~~(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~
(~~2~~1) the ~~sum of: (a)~~Adjusted Daily Simple SOFR; and
(~~b) the related Benchmark Replacement Adjustment;~~
~~(3~~2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Company shall be the term benchmark interest rate that is used in lieu of a LIBOR-based rate in the relevant other dollar-denominated syndicated credit facilities; provided further that, notwithstanding~~ anything to the contrary in this ~~Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~
If the Benchmark Replacement ~~as determined pursuant to clause (1), (2) or (3) above~~ would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement~~:~~
~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:~~
~~(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~
~~(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~
~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement”~~, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (~~i~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (~~ii~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time in the United States~~;~~
~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion~~.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term SOFR Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Company, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion, in consultation with the Company, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the ~~earliest~~earlier to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date~~;~~
~~(3) in the case of a Term SOFR Transition Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Lenders and the Company pursuant to Section 2.14(b)(ii); or~~
~~(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received,~~ by 5:00 p.m., New York City time, on ~~the fifth Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders~~.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (1) or (2) of that definition~~ has occurred if, at such time, no Benchmark Replacement has replaced ~~the~~such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.14(b) and (y) ending at the time that a Benchmark Replacement has replaced ~~the~~such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.14(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrowers” means, collectively, the Company and the Subsidiary Borrowers.
“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and to the same Borrower and, in the case of ~~Eurocurrency~~Term SOFR Loans, as to which a single Interest Period is in effect, and (b) a Swingline Loan.
“Borrowing Request” means a request by the Company on behalf of a Borrower for a borrowing of Loans in accordance with Section 2.03 or 2.04, which shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a ~~Eurocurrency Loan~~Daily Simple SOFR Loan or Term SOFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any Daily Simple SOFR Loans or Term SOFR Loans, or any other dealings in respect of such Loans referencing the Adjusted Daily Simple SOFR or the Adjusted Term SOFR, the term “Business Day” shall also exclude any day ~~on which banks are not open for dealings in dollar deposits in the London interbank market~~that is not a U.S. Government Securities Business Day.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act, and the rules of the SEC thereunder as in effect on the Effective Date) other than the Permitted Holders of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company or (b) a “Change of Control” (or other defined term having a similar purpose) as defined under any of the Covered Notes or any document governing any refinancing of any of the Covered Notes; provided, however, that for purposes of clause (a), the Permitted Holders shall be deemed to beneficially own any Equity Interests of the Company held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Equity Interests of the parent entity.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented, promulgated or issued.
“Charges” has the meaning set forth in Section 9.15.
“Chief Financial Officer” means, with respect to any Person, the chief financial officer of such Person.
“Class” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, is a Revolving Loan or a Swingline Loan.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, such Lender’s commitment to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum permissible amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.05, 2.09 or 2.19(b), and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed or provided its Commitment, as applicable. The initial amount of the Total Commitment is $2,250,000,000.
“Commitment Termination Date” means the fifth anniversary of the Effective Date, as such date may be extended pursuant to Section 2.23.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed by or to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to Section 9.01, including through the Approved Electronic Platform.
“Company” has the meaning set forth in the preamble to this Agreement.
“Competitor” means any Person that competes with the Company and its Subsidiaries in the industries in which they conduct their business and is identified by the Company in writing to the Administrative Agent (or is reasonably identifiable as an Affiliate of such Person). Notwithstanding anything to the contrary set forth herein, a list of Competitors identified by the Company as set forth above is permitted to be made available by the Administrative Agent to any Lender that specifically requests a copy thereof.
“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) interest expense during such period (including interest expense in respect of Finance Lease Obligations that would be included in the computation of interest expense under GAAP and taking into account net payments under Swap Agreements entered into to hedge interest rates to the extent such net payments are allocable to such period in accordance with GAAP) of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, (ii) the interest expense that would be imputed for such period in respect of Synthetic Leases of the Company and its consolidated Subsidiaries if such Synthetic Leases were accounted for as Finance Lease Obligations, determined on a consolidated basis in accordance with GAAP, (iii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Company or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in Consolidated Interest Expense for such period in accordance with GAAP, (iv) any cash payments made during such period in respect of amounts referred to in clause (b)(ii) below that were amortized or accrued in a previous period and (v) to the extent not otherwise included in Consolidated Interest Expense, commissions, discounts, yield and other fees and charges incurred in connection with Securitization Transactions which are payable to any Person other than the Company or any Subsidiary in the nature of interest, and any other amounts comparable to or in the nature of interest under any Securitization Transaction, including losses on the sale of assets relating to any receivables securitization transaction accounted for as a “true sale”, minus (b) the sum of (i) to the extent included in Consolidated Interest Expense for such period, noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (ii) to the extent included in Consolidated Interest Expense for such period, noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, and (iii) to the extent included in such Consolidated Interest Expense for such period, noncash amounts attributable to Swap Agreements pursuant to GAAP, including as a result of the application of ASC 815. For purposes of calculating Consolidated Cash Interest Expense for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Cash Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) extraordinary noncash losses for such period, (v) noncash charges to the extent solely attributable to unrealized losses under ASC 815 (provided, that any cash payment made with respect to any such noncash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made (it being understood that the provision of cash collateral shall not constitute a “payment” for these purposes)), and (vi) noncash charges (including goodwill writedowns) for such period (provided, that any cash payment made with respect to any such noncash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made) and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary noncash gains for such period, (ii) noncash gains to the extent solely attributable to unrealized gains under ASC 815 (provided, that any cash received with respect to any such noncash gain shall be added in computing Consolidated EBITDA during the period in which such cash is received) and (iii) nonrecurring noncash gains for such period (provided, that any cash received with respect to any such nonrecurring noncash gain shall be added in computing Consolidated EBITDA during the period in which such cash is received), all determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).
“Consolidated Interest Expense” means, for any period, the interest expense of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated Interest Expense for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its consolidated Subsidiaries for such period (taken as a single accounting period) determined in conformity with GAAP, excluding (to the extent otherwise included therein) any gains or losses, together with any related provision for taxes, realized upon any sale of assets other than in the ordinary course of business; provided, however, that there shall be excluded from Consolidated Net Income, other than for purposes of any calculation made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the earlier of the date such Person becomes a Subsidiary of the Company or any of its consolidated Subsidiaries or is merged into or consolidated with the Company or any of its consolidated Subsidiaries or such Person’s assets are acquired by the Company or any of its consolidated Subsidiaries.
“Consolidated Net Tangible Assets” means, at any date, total assets of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP minus (a) current liabilities (excluding short-term Indebtedness and the current portion of long-term Indebtedness) of the Company and its consolidated Subsidiaries and (b) goodwill and other intangible assets of the Company and its consolidated Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corporate Rating” means, at any time, (a) with respect to S&P, the Company’s corporate credit rating and (b) with respect to Moody’s, the Company’s corporate family rating.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Notes” means (a) the 4.50% Senior Notes due 2022, 3.900% Senior Notes due 2023, 3.95% Senior Notes due 2024, 4.00% Notes due 2026, 3.55% Senior Notes due 2027, 7.00% Notes due 2028, 4.35% Notes due 2029, 4.875% Senior Notes due 2034, 5.15% Senior Notes due 2044, 4.55% Senior Notes due 2047 and 5.100% Senior Notes due 2048 of the Company and (b) the 6.13% Notes due 2032 of Hillshire Brands, and, in each case, any document governing any of the foregoing.
“COVID-19 Relief Funds” means funds or credit or other support received from, or with the credit or other support of, any Governmental Authority for the purposes (in the good faith determination of the Company) of providing liquidity or other financial relief in connection with the COVID-19 global pandemic and any potential effects and consequences related thereto.
“Credit Exposure” means, with respect to any Lender at any time, the sum, without duplication, of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time.
~~“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion~~
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower.
“Daily Simple SOFR Borrowing” means any Borrowing comprised of Daily Simple SOFR Loans.
“Daily Simple SOFR Loan” means any Loan that bears interest at a rate determined by reference to the Adjusted Daily Simple SOFR.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, examinership, court protection, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other jurisdiction from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, (i) to fund its portion of any Borrowing, (ii) to fund any portion of its participation in any Letter of Credit or Swingline Loan or (iii) to pay over to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company, the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s determination in good faith that one or more condition precedents to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, any Issuing Lender or any Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender will cease to be a Defaulting Lender under this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) (i) has become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has had any order for relief in such proceeding entered in respect thereof, or has a direct or indirect parent company that has become the subject of a voluntary or involuntary public bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has had any order for relief in such proceeding entered in respect thereof, provided that for purposes of this clause (d)(i), a Lender shall not qualify as a Defaulting Lender solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender or its direct or indirect parent company by a Governmental Authority, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender or its direct or indirect parent company (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or such direct or indirect parent company, or (ii) has become the subject of a Bail-In Action or has a direct or indirect parent company that has become the subject of a Bail-In Action.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 or in any of the Company’s filings with the SEC (excluding any such disclosure under the caption “Risk Factors”, “Cautionary Statements” and any other disclosure in any SEC filing that is cautionary, predictive or forward-looking in nature).
“dollars” or “$” refers to lawful money of the U.S.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the U.S., any State thereof or the District of Columbia.
~~“Early Opt-in Election” means, if the then-current Benchmark is the Eurocurrency Rate, the occurrence of:~~

~~(1) a notification by the Administrative Agent to (or the request by the Company to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review); and~~
~~(2) the joint election by the Administrative Agent and the Company to trigger a fallback from the Eurocurrency Rate and the provision by the Administrative Agent of written notice of such election to the Company and the Lenders.~~
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a Defaulting Lender, (ii) the Company or any Subsidiary or other Affiliate of the Company, (iii) a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or (iv) any Competitor.
“Environmental Laws” means all treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, use, presence, release or threatened release of, or exposure to, any pollutants, contaminants or toxic or hazardous substances, materials or wastes, or to health and safety matters (including occupational safety and health standards).
“Environmental Liability” means liabilities, obligations, claims, actions, suits, judgments, or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment, disposal or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to the date of conversion, Indebtedness that is convertible into any such Equity Interests).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the complete or partial withdrawal of the Company or any ERISA Affiliate from any Plan (during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA) or Multiemployer Plan; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (d) the institution of proceedings to terminate a Plan or a Multiemployer Plan by the PBGC; (e) the failure to make required contributions under Section 412 of the Code or Section 302 of ERISA; (f) the failure of any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan; (g) a determination that any Plan is in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (h) the receipt by the Company or any ERISA Affiliate of any notice imposing Withdrawal Liability or a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which any Borrower or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which any Borrower or any such ERISA Affiliate could otherwise be liable in an amount that could reasonably be expected to result in a Material Adverse Effect; (j) any other event or condition which constitutes or might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; and (k) any Foreign Benefit Event.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
~~“Eurocurrency” means, when used in reference to any Loan or Borrowing, that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.~~
~~“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (a) if no LIBO Screen Rate shall be available at such time for such Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the “Eurocurrency Rate” for such Interest Period shall be the Interpolated Screen Rate as of such time and (b) if the Eurocurrency Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero.~~
“Event of Default” has the meaning set forth in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) any Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Foreign Lender with respect to any payment made by or on account of any obligation of a Loan Party pursuant to a law in effect at the time such Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Taxes under Section 2.17(a) or 2.17(c), (c) Taxes attributable to a Lender’s failure to comply with Section 2.17(f) or (d) any Taxes imposed under FATCA.
“Existing Commitment Termination Date” has the meaning set forth in Section 2.23(a).
“Existing Letter of Credit” means each letter of credit issued under the Existing Revolving Credit Agreement that is outstanding on the Effective Date and set forth on Schedule 2.06A.
“Existing Revolving Borrowings” has the meaning set forth in Section 2.05(e).
“Existing Revolving Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 14, 2018, as amended by the First Amendment dated as of January 24, 2020, among the Company, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan, as the administrative agent.
“Extending Lender” has the meaning set forth in Section 2.23(a).
“Extension Closing Date” has the meaning set forth in Section 2.23(b).
“Extension Request” has the meaning set forth in Section 2.23(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the U.S. (or any successor thereto).
“Fee Receiver” means any Person that receives any fees under Section 2.12.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as finance leases on the balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the amount thereof that would be required to be set forth on the balance sheet as a finance lease liability of such Person prepared as of such time in accordance with GAAP. For purposes of Section 6.02, a Finance Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~the Eurocurrency Rate~~any applicable Benchmark.
“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Company or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of liability by the Company or any Subsidiary.
“Foreign Lender” means any Lender or Issuing Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code (a “U.S. Person”) or is a partnership or other entity treated as a partnership for United States federal income tax purposes that is a U.S. Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States federal income tax purposes) are not U.S. Persons.
“Foreign Pension Plan” means an employee benefit plan that, under the applicable law of any jurisdiction other than the United States of America, the Company or any Subsidiary is required to fund through a trust or other funding vehicle, other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the U.S., including those set forth in: (a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) the Accounting Standards Codification of the Financial Accounting Standards Board, (c) such other statements by such other entity as are approved by a significant segment of the accounting profession and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the Company)).
“Guarantee Agreement” means the Guarantee Agreement entered into among the Borrowers, the Subsidiary Guarantors and the Administrative Agent, which shall be substantially in the form of Exhibit C.
“Guarantee Requirement” means the requirement that, if any Subsidiary of the Company shall be or become actually or contingently liable under any Guarantee for any Material Indebtedness of the Company, the Administrative Agent shall have received a Guarantee Agreement or a supplement thereto, as applicable, duly executed and delivered on behalf of such Subsidiary, together with documents and opinions of the type referred to in Sections 4.01(b) and 4.01(c) with respect to such Subsidiary.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including any petroleum products or byproducts and all other hydrocarbons, radon gas, molds, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, infectious or medical wastes and all other substances or wastes of any nature that are prohibited, limited or regulated pursuant to, or that could give rise to liability under, any Environmental Law.
“Hillshire Brands” means The Hillshire Brands Company, a Maryland corporation.
“Incremental Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.05, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Credit Exposure under such Incremental Facility Agreement.
“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.05.
“Incremental Lender” means a Lender with an Incremental Commitment.
“incur” means create, incur, assume, Guarantee or otherwise become responsible for, and “incurred” and “incurrence” shall have correlative meanings.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business and excluding obligations with respect to letters of credit securing such trade accounts payable entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawings are reimbursed no later than the tenth Business Day following payment on the letter of credit), (d) all obligations of such Person in respect of the deferred purchase price of property or services, excluding (i) accounts payable incurred in the ordinary course of business on normal commercial terms, including pursuant to supply chain financing arrangements offered to vendors, and not overdue by more than 60 days, (ii) deferred compensation and (iii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that, at the time of closing of such acquisition, the amount thereof is not determinable and, to the extent the amount thereof thereafter becomes fixed and determined, such amount is payable within 60 days thereafter; provided that, if such amount shall not have been paid within 60 days thereafter, such amount shall no longer be excluded under this clause (iii)), (e) all Finance Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than obligations with respect to letters of credit securing obligations (other than obligations of other Persons described in clauses (a) through (e) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit), (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, the amount of such Indebtedness being deemed to be the lesser of the fair market value (as determined reasonably and in good faith by the Company) of such property or assets and the amount of the Indebtedness so secured, (i) all Guarantees by such Person of Indebtedness of others, and (j) all obligations of such Person in respect of Securitization Transactions (valued as set forth in the definition of Securitization Transaction). Indebtedness shall not include obligations (x) under any operating lease of property of the Company or any Subsidiary, except that Synthetic Lease Obligations shall constitute Indebtedness and (y) of such Person arising under the Supply Chain Financing Arrangements solely as a result of a recharacterization of a sale by such Person of accounts receivable as incurrence of debt. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that, in the case of Indebtedness sold by the obligor at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time. Except as otherwise expressly provided herein, the term “Indebtedness” shall not include cash interest thereon.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Index Debt” means senior, unsecured, non-credit enhanced (other than by guarantees of Subsidiaries that also Guarantee the Obligations at such time) long-term debt for borrowed money of the Company.
“Index Rating” means, with respect to any Rating Agency at any time, the rating assigned by such Rating Agency to the Index Debt.
“Information” has the meaning set forth in Section 9.12.

“Interest Election Request” means a request by the Company on behalf of a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be substantially in the form of Exhibit D.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each of March, June, September, and December, (b) with respect to any ~~Eurocurrency~~Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a ~~Eurocurrency~~Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Daily Simple SOFR Loan (if such Type of Loan is applicable pursuant to Section 2.14), each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of, or conversion to, such Daily Simple SOFR Loan (or, if there is no such corresponding day in such month, then the last day of such month), (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (~~d~~e) with respect to any Loan, the Commitment Termination Date.
“Interest Period” means, with respect to any ~~Eurocurrency~~Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the applicable Borrower (or the Company on such Borrower’s behalf) may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day ~~and~~, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.14(b)(iv) shall be available for specification as an “Interest Period” in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
~~“Interpolated Screen Rate” means, with respect to any period, a rate per annum that (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such period and (b) the LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such period, in each case, as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions of this Agreement; provided that the Interpolated Screen Rate shall in no event be less than zero.~~
~~“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~
“ISP” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means JPMorgan, Morgan Stanley, Bank of America, N.A., CoBank, ACB, and each other Lender that becomes an Issuing Lender hereunder pursuant to Section 2.06(j), each in its capacity as an issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j), in each case, so long as such Person shall remain an Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by branches or Affiliates of such Issuing Lender, in which case the term “Issuing Lenders” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate (it being agreed that such Issuing Lender shall, or shall cause such branch or Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).
“JPMorgan” means JPMorgan Chase Bank, N.A.
“LC Collateral Account” has the meaning set forth in Section 2.06(k).
“LC Commitment” means, with respect to any Issuing Lender, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Lender. The amount of each Issuing Lender’s LC Commitment is set forth in Schedule 2.06B or, in the case of any Issuing Lender that becomes an Issuing Lender hereunder pursuant to Section 2.06(j), in the written agreement referred to in such Section, or, in each case, is such other maximum permitted amount with respect to any Issuing Lender as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Lender and the Company.
“LC Disbursement” means a payment made by any Issuing Lender pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.21 of the LC Exposures of Defaulting Lenders in effect at such time.
“Lender-Related Person” means the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender, each Issuing Lender and each Related Party of any of the foregoing Persons.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04 or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to Section 9.04. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement. Each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof.
“Liabilities” means any losses, claims, damages or liabilities of any kind.
~~“LIBO Screen Rate” means, for any date and time, with respect to any Eurocurrency Borrowing for any Interest Period, or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by the ICE~~ Benchmark Administration ~~(or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) for a period equal in length to the applicable period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01 or LIBOR02) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that published such rate from time to time as selected by the Administrative Agent from time to time in its reasonable discretion; provided that in no event shall the LIBO Screen Rate be less than zero.~~

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, finance lease or other title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, any Incremental Facility Agreement, any amendment referred to in Section 2.23, the Guarantee Agreement, any Subsidiary Borrower Joinder Agreement, any Subsidiary Borrower Termination Agreement, any written agreement referred to in Section 2.06(j) and, other than for purposes of Section 9.02, any promissory notes issued pursuant to this Agreement.
“Loan Party” means each Borrower and each Subsidiary Guarantor.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Federal Reserve Board.
“Material Acquisition” means any acquisition or a series of related acquisitions (other than solely among the Company and its Subsidiaries) of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith and all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments)) exceeds $250,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, condition (financial or otherwise) or liabilities (including contingent liabilities) of the Company and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party, or (c) the rights of or benefits available to the Administrative Agent, the Lenders or any Issuing Lender under this Agreement or any other Loan Document.
“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions (other than solely among the Company and its Subsidiaries) of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company and the Subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith and all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments)) exceeds $250,000,000.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $250,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary of the Company that is not a Loan Party (a) the consolidated total assets of which equal 3.75% or more of the consolidated total assets of the Company or (b) the consolidated revenues of which equal 3.75% or more of the consolidated revenues of the Company, in each case, as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, the financial statements that are referred to in Section 3.04(a)); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated total assets of the Company or 10% of the consolidated revenues of the Company (calculated without duplication of assets or revenues), then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.
“Maximum Rate” has the meaning set forth in Section 9.15.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Morgan Stanley” means Morgan Stanley Bank, N.A.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“NLRC” has the meaning set forth in the definition of “Philippines NLRC Award”.
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning set forth in Section 2.23(a).
“Notice of Objection” has the meaning set forth in Section 2.20.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the NYFRB Rate shall be the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if the NYFRB Rate, determined as set forth above, shall be less than zero, the NYFRB Rate shall be deemed to be zero.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing at the rate stated herein (including default interest) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon (including interest accruing at the rate stated herein (including default interest) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrowers to any of the Administrative Agent, the Issuing Lenders or the Lenders under any Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrowers under or pursuant to any Loan Document and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each Loan Document (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
~~“Other Benchmark Rate Election” means, if the then-current Benchmark is the Eurocurrency Rate, the occurrence of:~~
~~(a) a request by the Company to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Company, dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a Eurocurrency-based rate, a term benchmark interest rate as a benchmark rate, and~~
~~(b) the Administrative Agent, in its sole discretion, and the Company jointly elect to trigger a fallback from the Eurocurrency Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders.~~
“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in any Loan or Loan Document, engaged in any other transaction pursuant to, or enforced, any Loan Documents).
“Other Taxes” means any and all present or future recording, stamp, court or documentary Taxes and any other excise, transfer, sales, property, intangible, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, but excluding Excluded Taxes and Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Company under Section 2.19(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~Eurodollar borrowings~~eurodollar transactions denominated in dollars by U.S. -managed banking offices of depository institutions, as such composite rate shall be determined as set forth on the NYFRB’s Website from time to time and published on the next succeeding Business Day ~~by the NYFRB~~ as an Overnight Bank Funding Rate; provided that if such rate shall be less than zero, the Overnight Bank Funding Rate shall be deemed to be zero.
“PACA” means the Perishable Agricultural Commodities Act, 1930, as amended, 7 U.S.C. Section 499a et seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Participant” has the meaning set forth in Section 9.04(c)(i).
“Participant Register” has the meaning set forth in Section 9.04(c)(iv).
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“Payment” has the meaning set forth in Section 8.06(c)(i).
“Payment Notice” has the meaning set forth in Section 8.06(c)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Finance Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(e) judgment liens in respect of judgments that do not constitute an Event of Default;
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries;
(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that, except with respect to any deposit account or funds subject to the Lien of a Loan Document, such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any of its Subsidiaries in excess of those required by applicable banking regulations;
(h) Liens in favor of, or claims or rights of any producer, grower or seller of livestock, poultry or agricultural commodities under PACA, PSA or any similar state or federal laws or regulations;

(i) any Lien, claim or right of any Governmental Authority arising under any law or regulation in any inventory or farm products allocable to any procurement contract with such Governmental Authority;
(j) rights and claims of joint owners of livestock (other than poultry) under arrangements similar to TFM’s existing Alliance program;
(k) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;
(l) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Finance Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;
(m) Liens that are contractual rights of set-off; and
(n) Liens on cash and cash equivalents made to defease or to satisfy and discharge any debt securities;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments and Liens referred to in clause (n).
“Permitted Fee Receiver” means any Fee Receiver that, with respect to any fees paid under Section 2.12, delivers to the Company and the Administrative Agent, on or prior to the date on which such Fee Receiver becomes a party hereto (and from time to time thereafter upon the request of the Company and the Administrative Agent, unless such Fee Receiver becomes legally unable to do so solely as a result of a Change in Law after becoming a party hereto), accurate and duly completed copies (in such number as requested) of one or more of Internal Revenue Service Forms W-9, W-8ECI, W-8EXP, W-8BEN, W-8BEN-E or W-8IMY (together with, if applicable, one of the aforementioned forms duly completed from each direct or indirect beneficial owner of such Fee Receiver) or any successor thereto that entitle such Fee Receiver to a complete exemption from U.S. withholding tax on such payments (provided that, in the case of the Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a Fee Receiver providing such form shall qualify as a Permitted Fee Receiver only if such form establishes such exemption on the basis of the “business profits” or “other income” articles of a tax treaty to which the United States is a party and provides a U.S. taxpayer identification number), in each case, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine whether such Fee Receiver is entitled to such complete exemption.
“Permitted Holders” means (a) “members of the same family” of Mr. Don Tyson as defined in Section 447(e) of the Code and (b) any entity (including, but not limited to, any partnership, corporation, trust or limited liability company) in which one or more individuals described in clause (a) above possess over 50% of the voting power or beneficial interests.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Philippines NLRC Award” means the award of damages against a Subsidiary of the Company by the National Labor Relations Council of the Department of Labor and Employment of the Republic of the Philippines (“NLRC”) more fully described in the Report on Form 8-K filed by the Company with the SEC on December 20, 2016, and any awards in related actions, as such awards may be modified by the NLRC or any other body, and any judicial decree affirming, modifying or enforcing such awards.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to, by any Borrower or any ERISA Affiliate.
“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “prime rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (a) such event as if it happened on the first day of such period or (b) the incurrence of any Indebtedness by the Company or any Subsidiary in connection with such event and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of such period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of such period.
“Proceeding” has the meaning set forth in Section 9.03(b).
“PSA” means the Packers and Stockyard Act of 1921, 7 U.S.C. Section 181 et seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Rating Agencies” means Moody’s and S&P.
“Reference Time” with respect to any setting of the then-current Benchmark means (~~1~~a) if such Benchmark is ~~Eurocurrency Rate~~the Term SOFR, ~~11:00~~5:00 a.m., ~~London~~Chicago time, on the day that is two ~~London banking days~~U.S. Government Securities Business Days preceding the date of such setting, and (~~2~~b) if such Benchmark is not ~~Eurocurrency Rate~~the Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof) or, in addition, in the case of any Foreign Subsidiary, Indebtedness (“Replacement Indebtedness”) of such Foreign Subsidiary that replaces Original Indebtedness of such Foreign Subsidiary or of any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary within 90 days after the repayment or prepayment of such Original Indebtedness; provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness (except to the extent used to finance accrued interest and premium (including tender or makewhole premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), it being understood in the case of Replacement Indebtedness that is denominated in a currency different from that of the applicable Original Indebtedness that the principal amount of such Original Indebtedness shall be deemed to be equal to the amount in the currency of such Replacement Indebtedness that is equal to the principal amount of such Original Indebtedness based on the currency exchange rates applicable on the date such Replacement Indebtedness is incurred; and (b) such Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness (except that Refinancing Indebtedness of any Foreign Subsidiary may be Guaranteed by any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary).
“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, representatives, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of Credit Exposures and unused Commitments at such time; provided that for purposes of this definition, (a) the Credit Exposure of the Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.21 of the Swingline Exposures of Defaulting Lenders in effect at such time, and (b) the unused Commitment of such Lender shall be determined without regard to any such excess amount.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority
“Responsible Officer” means any of the president, chief executive officer, Chief Financial Officer, treasurer, assistant treasurer, controller, chief accounting officer or the general counsel of the Company but, in any event, with respect to financial matters, the foregoing person that is responsible for preparing the financial statements and reports delivered hereunder; provided that, when such term is used in reference to any document executed by, or a certification of, a Responsible Officer, the secretary or assistant secretary of the Company shall have delivered (which may have been on the Effective Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Company or any Subsidiary, whether now or hereafter outstanding, or any option, warrant, or other right to acquire any such Equity Interests in the Company or any Subsidiary, or any other payment that has a substantially similar effect to any of the foregoing.
“Resulting Revolving Borrowings” has the meaning set forth in Section 2.05(e).
~~“Reuters” means Thomson Reuters Corporation, Refinitiv or, in each case, a successor thereto.~~
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates; provided, however, that any such arrangement incurred in connection with the acquisition of property that is leased by the Company or any Subsidiary pursuant to an operating lease (other than a Synthetic Lease) shall not be considered a Sale/Leaseback Transaction.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions” means any economic or financial sanctions or trade embargoes promulgated, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization Transaction” means any arrangement under which the Company or any Subsidiary transfers accounts receivable and/or payment intangibles, interests therein and/or related assets and rights (a) to a trust, partnership, corporation, limited liability company or other entity (which may be an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee (which may be an SPE Subsidiary) of Indebtedness, other securities or interests that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable and/or payment intangibles, interests therein or related assets and rights, or (b) directly to one or more investors or other purchasers; provided that a Supply Chain Financing Arrangement shall not constitute a Securitization Transaction. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal, capital or stated amount (or the substantive equivalent of any of the foregoing) of the Indebtedness, other securities or interests referred to in the first sentence of this definition or, if there shall be no such principal, capital or stated amount (or the substantive equivalent of any of the foregoing), the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivables or interests therein that have been written off as uncollectible. Such “amount” or “principal amount” shall not include any amount of Indebtedness owing by any SPE Subsidiary to the Company or any Subsidiary to the extent that such intercompany Indebtedness has been incurred to finance, in part, the transfers of accounts receivable and/or payment intangibles, interests therein and/or related assets and rights to such SPE Subsidiary.
“SOFR” means~~, with respect to any Business Day,~~ a rate per annum equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator Website on the immediately succeeding Business Day~~.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SPE Subsidiary” means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions and transactions related or incidental thereto.

~~“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.~~
“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held and (b) any other corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, “Subsidiary” means any direct or indirect subsidiary of the Company. Notwithstanding the foregoing, no Variable Interest Entity (other than an SPE Subsidiary) shall be a “Subsidiary” under the foregoing clause (b).
“Subsidiary Borrower” means each wholly-owned Domestic Subsidiary of the Company that shall become a Subsidiary Borrower pursuant to Section 2.20, in each case, so long as such Subsidiary shall not have ceased to be a Subsidiary Borrower pursuant to Section 2.20.
“Subsidiary Borrower Joinder Agreement” means a Subsidiary Borrower Joinder Agreement substantially in the form of Exhibit H.
“Subsidiary Borrower Termination Agreement” means a Subsidiary Borrower Termination Agreement substantially in the form of Exhibit I.
“Subsidiary Guarantor” means, at any time, each Subsidiary that is a party to the Guarantee Agreement at such time.
“Supply Chain Financing Arrangement” means an arrangement whereby the Company or any of its Subsidiaries sells, on a non-recourse basis except to the extent customary in a “true sale” arrangement, its accounts receivable, in connection with the collection of such accounts receivable in the ordinary course of business and to effect an acceleration of payment thereof (and not as part of a financing by the Company or any Subsidiary), pursuant to a “supply chain financing” program established at the request of the customer that is the account debtor with respect to such accounts receivable.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is the Swingline Lender, Swingline Loans made by it and outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.21 of the Swingline Exposures of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender and outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans.
“Swingline Lender” means each of JPMorgan and Morgan Stanley, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.
“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Finance Lease Obligations. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges or withholdings (including backup withholding) imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, ~~for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body~~with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR ~~Notice~~Borrowing” means ~~a notification by the Administrative Agent to the Lenders and the Company of the occurrence of a~~any Borrowing comprised of Term SOFR ~~Transition Event~~Loans.

“Term SOFR ~~Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in~~ a Benchmark Replacement ~~in accordance with Section 2.14(b) that is not Term SOFR.~~ Loan” means any Loan that bears interest at a rate determined by reference to the Adjusted Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate).

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“TFM” means Tyson Fresh Meats, Inc., a Delaware corporation.
“Total Commitment” means, at any time, the aggregate amount of the Commitments in effect at such time.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type” means, when used in reference to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted ~~Eurocurrency~~Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate ~~or~~), the Alternate Base Rate or, if applicable pursuant to Section 2.14, the Adjusted Daily Simple SOFR.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” or “U.S.” means the United States of America.
“U.S. Borrower” means any Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f).

“Variable Interest Entity” means any Person that is not a Subsidiary under clause (a) of the definition of such term but the accounts of which are consolidated with those of the Company under GAAP as a result of its status as a variable interest entity.
“Voting Participant” has the meaning set forth in Section 9.04(c)(vi).
“Voting Participant Notification” has the meaning set forth in Section 9.04(c)(vi).
“wholly-owned Subsidiary” means, with respect to any Person at any date, a Subsidiary of such Person of which 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned and controlled by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person. Unless otherwise specified, “wholly-owned Subsidiary” means a wholly-owned Subsidiary of the Company.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”), by Type (e.g., a “~~Eurocurrency~~Term SOFR Loan”) or by Class and Type (e.g., a “~~Eurocurrency~~Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Borrowing of Revolving Loans”), by Type (e.g., a “~~Eurocurrency~~Term SOFR Borrowing”) or by Class and Type (e.g., a “~~Eurocurrency~~Term SOFR Revolving Borrowing” or a “~~Eurocurrency~~Term SOFR Borrowing of Revolving Loans”).

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder.
SECTION 1.04.    Accounting Terms; GAAP; Pro Forma Calculations.
(a)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, in each case other than for purposes of Section 3.04 or 5.01, (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition shall be calculated on a Pro Forma Basis after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether a transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).
SECTION 1.05.    Currency Translations. For purposes of any determination under Section 6.01 or 6.02 or under clauses (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in dollars in Section 6.01, 6.02 or 6.05 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or Sale/Leaseback Transactions were initially consummated in reliance on the exceptions under such Sections.
SECTION 1.06.    Interest Rate; ~~Eurocurrency Rate~~Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. ~~Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of the 1-week and 2-month dollar London interbank offered rate settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month dollar London interbank offered rate settings will permanently cease; and immediately after June 30, 2023, the 1-month, 3-month and 6-month dollar London interbank offered rate settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of the London interbank offered rate and/or regulators will not take further action that could impact the availability, composition, or characteristics of the London interbank offered rate or the currencies and/or tenors for which the London interbank offered rate is published. Each party to this Agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.~~ Upon the occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election,~~ Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The ~~Administrative Agent will promptly notify the Company, pursuant to Section 2.14(b)(iv), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~the London interbank offered~~any interest rate ~~or other rates~~used in ~~the definition of “Eurocurrency Rate”~~this Agreement or with respect to any alternative or successor rate thereto, or replacement rate thereof ~~(including, without limitation, (i) any such alternative, successor or replacement rate~~ implemented pursuant to ~~Section 2.14(b), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(b)(ii))~~, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~Eurocurrency Rate~~existing interest rate being replaced or have the same volume or liquidity as did ~~the Eurocurrency Rate~~any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ~~the Eurocurrency Rate~~any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender, any Issuing Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.07.    Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.08.    Existing Revolving Credit Agreement. The Lenders party hereto, which constitute the “Required Lenders” under and as defined in the Existing Revolving Credit Agreement, hereby (i) acknowledge that the requirement pursuant to Section 2.09(b) of the Existing Revolving Credit Agreement that notice of the termination of the Commitments (as defined in the Existing Revolving Credit Agreement) has been satisfied, (ii) acknowledge that, as of the Effective Date, all Obligations (as defined in the Existing Revolving Credit Agreement) (other than contingent amounts not yet due) have been paid in full and (iii) agree the Existing Revolving Credit Agreement and the other Loan Documents shall, as of the Effective Date, automatically terminate and have no further force or effect (other than the provisions thereof that expressly survive the termination thereof). The Company hereby agrees that the Commitments (as defined in the Existing Revolving Credit Agreement) under the Existing Revolving Credit Agreement are hereby terminated.
ARTICLE II

The Credits
SECTION 2.01.    The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company and the Subsidiary Borrowers from time to time during the Availability Period; provided that after giving effect to each such Revolving Loan (a) such Lender’s Credit Exposure would not exceed such Lender’s Commitment and (b) the aggregate Credit Exposures would not exceed the Total Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. All Revolving Loans shall be denominated in dollars.
SECTION 2.02.    Loans and Borrowings.
(a)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. Any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or ~~Eurocurrency~~Term SOFR Loans or, if applicable pursuant to Section 2.14, Daily Simple SOFR Loans, in each case, as the Company, on behalf of the applicable Borrower, may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any ~~Eurocurrency~~ Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any ~~Eurocurrency~~Term SOFR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a ~~Eurocurrency~~Term SOFR Revolving Borrowing that results from a continuation of an outstanding ~~Eurocurrency~~Term SOFR Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing or Daily Simple SOFR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Swingline Loan shall be in an amount that is not less than $500,000; provided that a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment. Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 ~~Eurocurrency~~Term SOFR Borrowings and Daily Simple SOFR Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Commitment Termination Date.
SECTION 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company, on behalf of itself or the applicable Subsidiary Borrower, shall notify the Administrative Agent of such request (a) in the case of a ~~Eurocurrency~~Term SOFR Borrowing, not later than 1:00 p.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing ~~or~~, (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing or (c) if applicable pursuant to Section 2.14, in the case of a Daily Simple SOFR Borrowing, no later than 1:00 p.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be made by delivery to the Administrative Agent of a written Borrowing Request signed by the Company (on behalf of itself or the relevant Borrower). Each such Borrowing Request shall specify the following information:
(i)the name of the applicable Borrower;
(ii)the aggregate amount of the requested Revolving Borrowing;
(iii)the date of such Revolving Borrowing, which shall be a Business Day;
(iv)whether such Revolving Borrowing is to be an ABR Borrowing ~~or a Eurocurrency~~, a Term SOFR Borrowing or, if applicable pursuant to Section 2.14, a Daily Simple SOFR Borrowing;
(v)in the case of a ~~Eurocurrency~~Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07 or, in the case of any Borrowing requested to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f), the identity of the Issuing Lender that made such LC Disbursement.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested ~~Eurocurrency~~Term SOFR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Swingline Loans.
(a)Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period; provided that after giving effect to the making of any Swingline Loan by any Swingline Lender, (i) the aggregate principal amount of outstanding Swingline Loans of such Swingline Lender shall not exceed $50,000,000, (ii) the Credit Exposure of any Lender shall not exceed the Commitment of such Lender, (iii) the total Credit Exposures shall not exceed the Total Commitment and (iv) in the event the Commitment Termination Date shall have been extended as provided in Section 2.23, the aggregate Swingline Exposure attributable to Swingline Loans maturing after any Existing Commitment Termination Date, when taken together with the aggregate LC Exposure attributable to Letters of Credit expiring after such Existing Commitment Termination Date, shall not exceed the aggregate amount of the Commitments that shall have been extended to a date after the latest maturity date of any of the Swingline Loans and the latest expiration date of such Letters of Credit; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. All Swingline Loans shall be denominated in dollars.
(b)To request a Swingline Loan from any Swingline Lender, the Company, on behalf of itself or the applicable Subsidiary Borrower, shall notify the Administrative Agent of such request not later than 2:00 p.m., New York City time, on the day of such proposed Swingline Loan. Each such request shall be made by delivery to the Administrative Agent of a written Borrowing Request signed by the Company (on behalf of itself or the relevant Borrower). Each such notice shall be irrevocable and shall specify the name of the relevant Borrower, the name of the relevant Swingline Lender, the requested date of the Swingline Loan (which shall be a Business Day), the amount of the requested Swingline Loan and the number of such Borrower’s account maintained with such Swingline Lender to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f), the identity of the Issuing Lender that made such LC Disbursement. The Administrative Agent will promptly advise the relevant Swingline Lender of any such notice received from the Company. Each applicable Swingline Lender shall make each Swingline Loan available to the relevant Borrower by means of a credit to a deposit account of such Borrower maintained with such Swingline Lender and designated by the Company in the applicable Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the relevant Issuing Lender).

(c)Each Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by such Swingline Lender. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 2:00 p.m., New York City time, on such Business Day, and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this clause (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this clause (c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders under this clause (c)), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this clause (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by any Swingline Lender from the relevant Borrower (or other party on behalf of the relevant Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this clause (c) and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to the relevant Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this clause (c) shall not relieve the Borrowers of any default in the payment thereof.
(d)All communications with the Lenders on behalf of the Swingline Lenders and the payment of all amounts owing by the Lenders to the Swingline Lenders, shall be made solely through the Administrative Agent, and Morgan Stanley (in its capacity as a Swingline Lender) shall have no obligation to communicate with any other Lender (other than the Administrative Agent), or to monitor any payments with respect to any Swingline Loans made by Morgan Stanley.
SECTION 2.05.    Incremental Commitments.
(a)The Company may on one or more occasions, by written notice to the Administrative Agent, request the establishment, during the Availability Period, of Incremental Commitments; provided that the aggregate amount of all the Incremental Commitments established hereunder shall not exceed $500,000,000 during the term of this Agreement. Each such notice shall specify (i) the date on which the Company proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (ii) the amount of the Incremental Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be approved by the Administrative Agent, each Issuing Lender and each Swingline Lender (such approval not to be unreasonably withheld or delayed)).

(b)The terms and conditions (including the applicable facility fee and interest rate spreads) of any Incremental Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Commitments and Loans and other extensions of credit made hereunder, and shall be treated as a single Class with such Commitments and Loans; provided that the Company at its election may pay upfront or closing fees with respect to Incremental Commitments without paying such fees with respect to the other Commitments.
(c)The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments, no Default shall have occurred and be continuing, (ii) on the date of effectiveness thereof and after giving effect to the making of Loans and issuance of Letters of Credit thereunder to be made on such date, the representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of such earlier date), (iii) the Company shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section, (iv) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction and (v) each Subsidiary Guarantor (if any) shall have reaffirmed its Guarantee of the Obligations. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.
(d)Upon the effectiveness of an Incremental Commitment of any Incremental Lender not already a Lender, (i) such Incremental Lender shall be deemed to be a “Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder and under the other Loan Documents, and (ii) (A) such Incremental Commitment shall constitute (or, in the event such Incremental Lender already has a Commitment, shall increase) the Commitment of such Incremental Lender and (B) the Total Commitment shall be increased by the amount of such Incremental Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Commitment, the Credit Exposure of the Incremental Lender holding such Commitment, and the Applicable Percentage of all the Lenders, shall automatically be adjusted to give effect thereto.
(e)On the date of effectiveness of any Incremental Commitments, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Incremental Commitments shall be deemed to be repaid, (ii) each Incremental Lender that shall have had a Commitment prior to the effectiveness of such Incremental Commitments shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, (iii) each Incremental Lender that shall not have had a Commitment prior to the effectiveness of such Incremental Commitments shall pay to Administrative Agent in same day funds an amount equal to the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference, if positive, between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Incremental Commitments, the Borrowers shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate amount for each Borrower equal to the aggregate amount of its Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Company shall deliver such Borrowing Request), (vi) each Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Incremental Commitments) and (vii) each Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrowers pursuant to the provisions of Section 2.16 if the date of the effectiveness of such Incremental Commitments occurs other than on the last day of the Interest Period relating thereto.
(f)The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in Section 2.05(a) and of the effectiveness of any Incremental Commitments, in each case, advising the Lenders of the details thereof and of the Applicable Percentages of the Lenders after giving effect thereto and of the payments required to be made pursuant to Section 2.05(e).
SECTION 2.06.    Letters of Credit.
(a)Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request any Issuing Lender to issue, and such Issuing Lender shall issue (unless the Required Lenders shall have asserted that the conditions set forth in Section 4.02 with respect to such issuance are not satisfied), Letters of Credit denominated in dollars for the account of such Borrower (or, so long as a Borrower is a joint and several co-applicant with respect thereto, the account of any Subsidiary that is not a Borrower, provided that if such Subsidiary is a Foreign Subsidiary, the jurisdiction of organization thereof shall be reasonably satisfactory to the relevant Issuing Lender). Each Letter of Credit shall be in such form as shall be acceptable to the relevant Issuing Lender in its reasonable determination. Letters of Credit issued by any Issuing Lender will only be of a type approved for issuance hereunder by such Issuing Lender (it being understood and agreed that standby Letters of Credit shall be deemed of the type that is approved), and issuance, amendment and extension of Letters of Credit by any Issuing Lender shall be subject to its customary policies and procedures for issuance of letters of credit. An Issuing Lender shall not be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law, rule or regulation of any Governmental Authority applicable to such Issuing Lender or any request, rule, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it. From and after the Effective Date, each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including clauses (e) and (f) of this Section), to be a Letter of Credit issued for the account of the Company.

(b)To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to clause (d) of this Section)), the applicable Borrower shall deliver by email (or transmit by other electronic communication, if arrangements for doing so have been approved by the recipient) to such Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section), the amount of such Letter of Credit, that such Letter of Credit is to be denominated in dollars, the name of the account party (which shall be a Borrower or a Subsidiary and a Borrower as co-applicants), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. It is understood that the reinstatement of all or a portion of a Letter of Credit in accordance with the terms thereof following a drawing thereunder shall not constitute an amendment or extension of such Letter of Credit. If requested by such Issuing Lender, such Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower or any Subsidiary to, or entered into by a Borrower or any Subsidiary with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(c)A Letter of Credit shall be issued, amended or extended by an Issuing Lender only if (and upon issuance, amendment or extension of each Letter of Credit the relevant Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the aggregate LC Exposure would not exceed $500,000,000, (ii) the aggregate LC Exposure attributable to Letters of Credit issued by any Issuing Lender would not exceed the LC Commitment of such Issuing Lender, (iii) the Credit Exposure of any Lender would not exceed the Commitment of such Lender, (iv) the total Credit Exposures would not exceed the Total Commitment and (v) in the event the Commitment Termination Date shall have been extended as provided in Section 2.23, the aggregate LC Exposure attributable to Letters of Credit expiring after any Existing Commitment Termination Date, when taken together with the aggregate Swingline Exposure attributable to Swingline Loans maturing after such Existing Commitment Termination Date, would not exceed the aggregate amount of the Commitments that shall have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of any of the Swingline Loans.
(d)No Letter of Credit shall have a stated expiry date that is later than the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the first anniversary of the Commitment Termination Date; provided that (A) any Letter of Credit with a one-year tenor may provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above and shall be subject to clause (B) below in the case of any extension that would extend the maturity beyond the fifth Business Day prior to the Commitment Termination Date) under customary “evergreen” provisions and (B) in the case of the issuance, extension or amendment of any Letter of Credit having a stated expiry date beyond the fifth Business Day prior to the Commitment Termination Date, the Issuing Lender shall have consented to such stated expiry date in writing prior to such issuance, extension or amendment and the Company shall be required to cash collateralize such Letter of Credit not later than the fifth Business Day prior to the Commitment Termination Date as provided in clause (k) below (but without any requirement for prior notice from the Administrative Agent) and in the event the Company shall fail to post such cash collateral for any Letter of Credit on or prior to such fifth Business Day, the Administrative Agent shall provide notice to the Lenders of such failure to post cash collateral and of each Lender’s Applicable Percentage of such amount and each Lender shall be irrevocably and unconditionally, notwithstanding anything to the contrary in Section 2.02, 2.03 or 4.02, obligated to make a Revolving Loan (which shall be an ABR Loan) to the Company on the Business Day immediately following the Business Day on which such notice is delivered in the amount of its Applicable Percentage of the amount of cash collateral required to be so posted, the proceeds of which will be applied by the Administrative Agent to cash collateralize such Letter of Credit as provided in clause (k).

(e)By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that, on the Effective Date, without any further action on the part of any Issuing Lender or the Lenders, each Issuing Lender that is an issuer of an Existing Letter of Credit hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Existing Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Existing Letter of Credit. Each Lender further acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of a notice as provided for in the final paragraph of Section 2.06(f) (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 2:00 p.m., New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the relevant Issuing Lender, such Lender’s Applicable Percentage of the amount of each LC Disbursement made by such Issuing Lender and not reimbursed by the relevant Borrower on the date due as provided in clause (f) of this Section or of any reimbursement payment is required to be refunded to such Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders under this clause (e)), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the relevant Borrower pursuant to clause (f) of this Section, the Administrative Agent shall distribute such payment to such Issuing Lender or, to the extent that the Lenders have made payments pursuant to this clause (e) to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the relevant Borrower of its obligation to reimburse such LC Disbursement.
(f)If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time (or, in the case of an LC Disbursement that is being funded with an ABR Revolving Borrowing or Swingline Loan, 2:00 p.m., New York City time) on (i) the Business Day that the relevant Borrower receives notice that such LC Disbursement has been made, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the relevant Borrower receives such notice, if such notice is not received prior to such time; provided that the relevant Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with all or any portion of an ABR Revolving Borrowing or a Swingline Loan, as applicable, in an amount permitted under Section 2.02(c) and, to the extent so financed, the relevant Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan (or the applicable portion thereof). Each such payment shall be made to the relevant Issuing Lender in dollars and in immediately available funds.

If any Borrower fails to make payment when due in respect of any LC Disbursement relating to a Letter of Credit issued for its account, the applicable Issuing Lender shall promptly notify the Administrative Agent, whereupon the Administrative Agent shall promptly notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower and such Lender’s Applicable Percentage thereof.
(g)Each Borrower’s obligations to reimburse LC Disbursements as provided in Section 2.06(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged or fraudulent or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, (iv) any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Lenders as security for any of such reimbursement obligations failing to be perfected, (v) the occurrence of any Default, (vi) the existence of any proceedings of the type described in clause (h) or (i) of Article VII with respect to any other Loan Party, (vii) any lack of validity or enforceability of any of such reimbursement obligations against any other Loan Party, (viii) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of any Borrower hereunder.
None of the Administrative Agent, the Lenders or the Issuing Lenders, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender that is the issuer thereof or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Lender that is the issuer of such Letter of Credit; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to any Borrower or to any Lender which has funded its participation hereunder in such Letter of Credit to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Loan Parties and the Lenders to the extent permitted by applicable law) suffered by such Borrower or such Lender, as the case may be, that are caused by such Issuing Lender’s failure to exercise the standard of care agreed hereunder to be applicable when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that such standard of care shall be as follows, and that such Issuing Lender shall be deemed to have exercised such standard of care in the absence of gross negligence or willful misconduct on its part (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction by final and nonappealable judgment):
(i)an Issuing Lender of a Letter of Credit may accept documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; and
(ii)an Issuing Lender of a Letter of Credit shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)Upon presentation of documents with respect to a demand for payment under a Letter of Credit, the Issuing Lender that is the issuer of such Letter of Credit shall (i) promptly notify the Administrative Agent, the Company and (if different) the relevant Borrower by email or other electronic transmission of such demand for payment, (ii) within the time allowed by applicable law or the specific terms of the applicable Letter of Credit following its receipt of such documents, examine all documents purporting to represent a demand for payment under such Letter of Credit and (iii) promptly after such examination notify the Administrative Agent, the Company and (if different) the relevant Borrower by email or other electronic transmission whether the Issuing Lender has made or will make an LC Disbursement under such Letter of Credit; provided that any failure to give or delay in giving any such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement as provided in Section 2.06(f).
(i)If any Issuing Lender shall make any LC Disbursement, then, unless the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that if such Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.06(f), then Section 2.13(~~c~~d) shall apply. Interest accrued pursuant to this clause (i) shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.06(e) to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.
(j)Any Lender may be added as an Issuing Lender, or any existing Issuing Lender may be terminated, under this Agreement at any time by written agreement between the Company, the Administrative Agent and the relevant Lender or existing Issuing Lender, which written agreement shall set forth, in the case of any addition of an Issuing Lender, the LC Commitment of such Issuing Lender. The Administrative Agent shall notify the Lenders of any such addition or termination. At the time any such termination shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the Issuing Lender being terminated. From and after the effective date of any such addition, the new Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter. References herein to the term “Issuing Lender” shall be deemed to refer to each new Issuing Lender or to any previous Issuing Lender, or to such new Issuing Lender and all previous Issuing Lenders, as the context shall require. After the termination of an Issuing Lender hereunder, the terminated Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such termination, but shall not be required to issue any new Letters of Credit or to amend or extend any such outstanding Letters of Credit.
(k)If either (i) an Event of Default shall have occurred and be continuing and the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this clause (k) or (ii) clause (d) above or any of the other provision of this Agreement requires cash collateralization of any LC Exposure, the Company shall deposit within one Business Day after notice from the Administrative Agent of the requirement thereof into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the UCC as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in immediately available funds in dollars equal to 105% of the LC Exposure (or, in the case of any cash collateralization required pursuant to clause (d) above, 105% of the LC Exposure required to be cash collateralized) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such amount shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (h) or (i) of Article VII. Such deposits shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement and for the payment and performance of the Obligations, and for this purpose the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, the LC Collateral Account shall be subject to an account control agreement reasonably satisfactory to the Administrative Agent and each Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the LC Collateral Account and in any financial assets (as defined in the UCC) or other property held therein. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrowers’ risk and reasonable expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys and financial assets in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to, in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Lender), be applied to satisfy other Obligations. The Administrative Agent shall cause all such cash collateral (to the extent not applied as aforesaid) to be returned to the Company within three Business Days after (A) in the case of clause (i) above, the applicable Event of Default shall have been cured or waived (so long as no other Event of Default has occurred and is continuing at such time) or (B) in the case of clause (ii) above, to the extent such cash collateral shall no longer be required pursuant to the applicable provision hereof.
(l)Unless otherwise requested by the Administrative Agent, each Issuing Lender shall (i) report in writing to the Administrative Agent periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Lender, including all issuances, extensions and amendments, all expirations and cancelations and all disbursements and reimbursements, and (ii) provide in writing to the Administrative Agent such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.
(m)(i)     For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination.
(iii)For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP, Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender hereunder shall remain in full force and effect until the Issuing Lenders and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
(n) Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, any Subsidiary that is not a Borrower, or states that any Subsidiary that is not a Borrower is the “account party”, “applicant”, “customer”, “instructing party” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (i) shall reimburse, indemnify and compensate the relevant Issuing Lender hereunder for such Letter of Credit (including to reimburse any and all LC Disbursements thereunder, the payment of interest thereon and the payment of fees due under Section 2.12) as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for its Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of its Subsidiaries.

SECTION 2.07.    Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, or, in the case of an ABR Loan, 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower promptly, and in no event later than 3:00 p.m., New York City time, crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City and designated by the Company in the applicable Borrowing Request; provided that (i) any such amounts in respect of ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted to the Issuing Lender specified by the Company in the applicable Borrowing Request and (ii) any such amounts in respect of ABR Revolving Loans made as contemplated under Section 2.06(d) shall be applied by the Administrative Agent as set forth in such Section.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers agree (jointly and severally with each other Borrower, but severally and not jointly with the applicable Lender) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to such Loan. If such Lender pays such amount to the Administrative Agent, then such amount (less interest) shall constitute such Lender’s Loan included in such Borrowing. With respect to any share of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently pays its share of such Borrowing to the Administrative Agent, then the Administrative Agent shall promptly repay to the relevant Borrower any corresponding amount paid by such Borrower to the Administrative Agent as provided in this clause (b) (including interest thereon to the extent received by the Administrative Agent from such Borrower); provided that such repayment to such Borrower shall not operate as a waiver or any abandonment of any rights or remedies of such Borrower with respect to such Lender.
SECTION 2.08.    Interest Elections.
(a)Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a ~~Eurocurrency~~Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~Eurocurrency~~Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)To make an election pursuant to this Section, the Company, on behalf of itself or the applicable Subsidiary Borrower, shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Company was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be made by delivery to the Administrative Agent of a written Interest Election Request signed by the Company (on behalf of itself or the applicable Borrower).

(c)Each Interest Election Request shall specify the following information in compliance with Section 2.03:
(i)the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing ~~or a Eurocurrency~~, a Term SOFR Borrowing or, if applicable pursuant to Section 2.14, a Daily Simple SOFR Borrowing; and
(iv)if the resulting Borrowing is a ~~Eurocurrency~~Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).
If any such Interest Election Request requests a ~~Eurocurrency~~Term SOFR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Company fails to deliver a timely Interest Election Request with respect to a ~~Eurocurrency~~Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and (except in the case of an Event of Default under clause (h) or (i) of Article VII) the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a ~~Eurocurrency~~Term SOFR Revolving Borrowing and (ii) unless repaid, each ~~Eurocurrency~~Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09.    Termination and Reduction of Commitments.
(a)Unless previously terminated, all Commitments shall terminate on the Commitment Termination Date.

(b)The Company, on behalf of the Borrowers, may at any time terminate, without premium or penalty (other than, with respect to ~~Eurocurrency~~Term SOFR Borrowings, payments that may become due under Section 2.16), the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the payment in full of the accrued and unpaid fees, (iii) the payment in full of all reimbursable expenses and other Obligations outstanding at such time (other than contingent amounts not yet due) and (iv) the reduction of the LC Exposure to zero (or, alternatively, the furnishing of cash collateral with respect to the LC Exposure then outstanding in accordance with Section 2.06(k), but without any requirement of prior notice from the Administrative Agent). The Company, on behalf of the Borrowers, may from time to time reduce, without premium or penalty (other than, with respect to ~~Eurocurrency~~Term SOFR Borrowings, payments that may become due under Section 2.16), the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $25,000,000 and (ii) the Company shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the aggregate Credit Exposures would exceed the Total Commitment. Any termination or reduction of the Commitments pursuant to this Section 2.09(b) shall be permanent. Each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments. The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this clause (b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this clause (b) shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
SECTION 2.10.    Repayment of Loans; Evidence of Debt.
(a)The Borrowers hereby, jointly and severally, unconditionally promise to pay (i) to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Commitment Termination Date and (ii) to each Swingline Lender the then unpaid principal amount of each Swingline Loan of such Swingline Lender on the earlier of the Commitment Termination Date and the date that is the seventh day (or if such day is not a Business Day, the next succeeding Business Day) after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made by the Company or any Subsidiary Borrower, the Company or such Subsidiary Borrower shall repay, or cause to be repaid, all Swingline Loans that were outstanding on the date such Borrowing was requested.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of any Issuing Lender and (v) the application or disbursement by the Administrative Agent of any amounts pursuant to this Agreement or any other Loan Document.

(d)The entries made in the accounts maintained pursuant to clauses (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (and in the case of any inconsistency between the Register and the accounts maintained by any Lender or the Administrative Agent, the Register shall govern); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.
(e)Any Lender may request that Revolving Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note, substantially in the form of Exhibit F, payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.11.    Prepayment of Loans.
(a)The Borrowers shall have the right at any time and from time to time to prepay without premium or penalty (other than, with respect to ~~Eurocurrency~~Term SOFR Borrowings, payments that may become due under Section 2.16) any Borrowing in whole or in part, subject to the requirements of this Section.
(b)In the event and on each occasion that the aggregate Credit Exposures of the Lenders exceed the Total Commitment, the Borrowers shall prepay Revolving Borrowings and/or Swingline Borrowings in an aggregate amount equal to such excess; provided that if the aggregate principal amount of Revolving Borrowings and Swingline Borrowings then outstanding is less than the amount of such excess (because LC Exposure constitutes a portion thereof), the Borrowers shall deposit an amount in cash equal to such excess in the LC Collateral Account. If the Borrowers are required to provide (and have provided the required amount of) cash collateral pursuant to this Section 2.11(b) and such excess is subsequently reduced, cash collateral in an amount equal to the lesser of (x) any such reduction and (y) the amount of such cash collateral (to the extent not applied as set forth in Section 2.06(k)) shall be returned to the Borrowers within two Business Days after such reduction.
(c)Prior to any optional prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and the Company shall specify such selection in the notice of such prepayment pursuant to clause (d) of this Section.
(d)The Company, on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) of any prepayment hereunder (i) in the case of prepayment of a ~~Eurocurrency~~Term SOFR Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment, (iii) in the case of prepayment of a Daily Simple SOFR Loan, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment or (~~iii~~iv) in the case of prepayment of a Swingline Loan, not later than 12:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, set forth a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans) the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13(~~d~~e).

SECTION 2.12.    Fees.
(a)The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date such Commitment terminates; provided that if such Lender continues to have any Credit Exposure after such Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date such Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of each of March, June, September and December of each year and on the date the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any facility fees accruing after the date the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Company agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate applicable to ~~Eurocurrency~~Term SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date the Commitment of such Lender terminates and the date on which such Lender ceases to have any LC Exposure.
(c)The Borrower that is an applicant or co-applicant with respect to any Letter of Credit agrees to pay to the Issuing Lender that is the issuer of such Letter of Credit (i) a fronting fee, which shall accrue at a rate per annum separately agreed by the Company and such Issuing Lender, on the average daily amount of the LC Exposure attributable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which there ceases to be any LC Exposure attributable to such Letter of Credit and (ii) such Issuing Lender’s standard fees with respect to the issuance, amendment or extension of such Letter of Credit or processing of drawings thereunder.
(d)Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the third Business Day of the calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to clause (c) above shall be payable at the times separately agreed upon between the Company or the relevant Borrower and such Issuing Lender or otherwise within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(e)The Borrowers agree to pay to the Administrative Agent, each Arranger and each Lender, as the case may be, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Company and the Administrative Agent, such Arranger or such Lender, as the case may be.
(f)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to Lenders in accordance with this Section 2.12. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.    Interest.
(a)The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Loans comprising each ~~Eurocurrency~~Term SOFR Borrowing shall bear interest at the Adjusted ~~Eurocurrency~~Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)The Loans comprising each Daily Simple SOFR Borrowing, if applicable pursuant to Section 2.14, shall bear interest at the Adjusted Daily Simple SOFR plus the Applicable Rate.
(d)~~(c)~~ Notwithstanding the foregoing, if any principal of or interest on any Loan or any LC Disbursement or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or any LC Disbursement, 2.00% per annum plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding clauses of this Section or in Section 2.06(i) or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in clause (a) of this Section.
(e)~~(d)~~ Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to clause (~~c~~d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any ~~Eurocurrency~~Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)~~(e)~~ All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate ~~or~~, Adjusted ~~Eurocurrency Rate~~Term SOFR, Term SOFR, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.    Alternate Rate of Interest.
(a)Subject to Section 2.14(b), if ~~prior to the commencement of any Interest Period for any Eurocurrency Borrowing~~:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted ~~Eurocurrency Rate~~Term SOFR for such Interest Period (including because the ~~LIBO Screen~~Term SOFR Reference Rate is not available or published on a current basis) or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Adjusted Daily Simple SOFR; or
(ii)the Administrative Agent is advised by the Required Lenders (A) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that the Adjusted ~~Eurocurrency Rate~~Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period or (B) at any time, that the Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in any Daily Simple SOFR Borrowing;

then the Administrative Agent shall give notice thereof (which may be by telephone, if promptly confirmed in writing) to the Company and the Lenders as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and such Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company, on behalf of itself or the applicable Subsidiary Borrower, delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, ~~(A)~~ any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Borrowing as, a ~~Eurocurrency~~Term SOFR Borrowing ~~shall be ineffective and such Revolving Borrowing (unless prepaid) shall be converted to, or continued as, an ABR Borrowing~~ and ~~(B) if~~ any Borrowing Request that requests a ~~Eurocurrency~~Term SOFR Borrowing~~, such Borrowing shall be made as an ABR Borrowing~~ shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or 2.14(a)(ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR is also the subject of Section 2.14(a)(i) or 2.14(a)(ii) above. Furthermore, if any Term SOFR Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to the Adjusted Term SOFR, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company, on behalf of itself or the applicable Subsidiary Borrower, delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Term SOFR Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or 2.14(a)(ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR is also the subject of Section 2.14(a)(i) or 2.14(a)(ii) above.
(b) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1~~) or (2~~) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
~~(ii) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term SOFR Notice. For~~ the avoidance of doubt, ~~the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.~~
~~(iii) In connection with the implementation of a Benchmark Replacement~~

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent, in consultation with the Company, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(~~iv~~iii) The Administrative Agent will promptly notify the Company and the Lenders of (A) any occurrence of a Benchmark Transition Event, ~~an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~ (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (~~v~~iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(~~v~~iv) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR ~~or Eurocurrency Rate~~) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(~~vi~~v) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may (on its own behalf and on behalf of each Subsidiary Borrower) revoke any request for a borrowing of, conversion to or continuation of ~~Eurocurrency~~Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any ~~such~~ request for a Term SOFR Borrowing into a request for a borrowing of or conversion to ~~ABR Loans. During any~~(A) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. Furthermore, if any Term SOFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period ~~or at any~~with respect to the Adjusted Term SOFR, then until such time ~~that~~as a ~~tenor for the then-current~~ Benchmark ~~is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will be deemed to be zero~~Replacement is implemented pursuant to this Section 2.14, any Term SOFR Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event.
SECTION 2.15.    Increased Costs.
(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender ~~(except any such reserve requirement reflected in the Adjusted Eurocurrency Rate)~~ or any Issuing Lender;
(ii)subject any Lender or Issuing Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes or (B) Excluded Taxes); or
(iii)impose on any Lender or any Issuing Lender or the ~~London~~applicable offshore interbank market any other condition, cost, or expense (other than Taxes) affecting this Agreement or ~~Eurocurrency~~the Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount), then, so long as such Lender or such Issuing Lender is requiring reimbursement for such increased costs from similarly situated borrowers under comparable syndicated credit facilities, upon the request of such Lender or such Issuing Lender, as the case may be, the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy and liquidity), then, so long as such Lender or such Issuing Lender is requiring reimbursement for such increased costs from similarly situated borrowers under comparable syndicated credit facilities, upon request of such Lender or such Issuing Lender, as the case may be, the Borrowers will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company, as the case may be, for any such reduction suffered.
(c)A certificate of a Lender or an Issuing Lender setting forth in reasonable detail an explanation of the amount or amounts necessary to compensate such Lender or such Issuing Lender or their respective holding companies, as the case may be, as specified in clauses (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error; provided that such Lender or Issuing Lender shall not be under any obligation to include in such certificate any information in respect of which disclosure is prohibited by applicable law or any binding confidentiality agreement. The Borrowers shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any ~~Eurocurrency~~Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any ~~Eurocurrency~~Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any ~~Eurocurrency~~Term SOFR Loan (or to convert any ABR Loan into a ~~Eurocurrency~~Term SOFR Loan) on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith) or (d) the assignment of any ~~Eurocurrency~~Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company to replace a Lender pursuant to Section 2.19(b), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and reasonable expense actually incurred (excluding loss of anticipated profits) by such Lender and attributable to such event. ~~In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate (without consideration of the Applicable Rate) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London eurodollar market (without consideration of the Applicable Rate).~~ A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after the Company’s receipt thereof.
SECTION 2.17.    Taxes.
(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, the applicable withholding agent shall be entitled to make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions for or withholding of Indemnified Taxes (including deductions or withholding applicable to additional sums payable under this Section) the Administrative Agent or a Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholding been made.
(b)Without limiting the provisions of Section 2.17(a), the Loan Parties shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)To the extent not paid, reimbursed or compensated pursuant to Section 2.17(a) or 2.17(b), the Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (except for any interest, penalties, or expenses determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be). A certificate as to the amount of such payment or liability delivered to the Company (with a copy to the Administrative Agent) by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender (including any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(iv) relating to the maintenance of a Participant Register) that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any and all amounts due to the Administrative Agent under this Section 2.17(d).
(e)As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to Section 2.17(a), the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Any Foreign Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine that such Lender is not subject to backup withholding or information reporting requirements.
Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such forms (other than such documentation set forth in clauses (i) through (v) below and documentation related to FATCA) shall not be required if in the applicable Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing, any Lender shall (in the case of clauses (ii) through (vi) below, to the extent it is legally entitled to do so), deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), whichever of the following is applicable:

(iv)duly completed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax,
(v)duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the U.S. is a party,
(vi)duly completed copies of Internal Revenue Service Form W-8ECI,
(vii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (D) the interest payments in question are not effectively connected with a United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,
(viii)to the extent a Foreign Lender is not the beneficial owner, an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate substantially in the Form of Exhibit G-3 or Exhibit G-4, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the Form of Exhibit G-2 on behalf of such beneficial owners, or
(ix)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification previously delivered by such Lender pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any material respect, or upon the reasonable request of the Company or the Administrative Agent, such Lender shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of such Lender’s legal inability to do so.
If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)Each Fee Receiver hereby represents that it is a Permitted Fee Receiver and agrees to update Internal Revenue Service Form W-9 (or its successor form) or the applicable Internal Revenue Service Form W-8 (or its successor form) upon any change in such Fee Receiver’s circumstances or if such form expires or becomes inaccurate or obsolete, and to promptly notify the Company and the Administrative Agent if such Fee Receiver becomes legally ineligible to provide such form.

(h)If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by any Borrower pursuant to this Section), it shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender, as the case may be, in the event the Administrative Agent or such Lender, as the case may be, is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the Administrative Agent or any Lender be required to pay any amount to any Borrower, the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.
(i)Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, termination of the Loan Documents and the repayment, satisfaction or discharge of all obligations thereunder.
(j)For purposes of this Section 2.17, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.
SECTION 2.18.    Payments Generally; Sharing of Set-offs.
(a)The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, or fees or reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 9.03, or otherwise) at or prior to the time expressly required hereunder or under any other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account as the Administrative Agent shall from time to time specify in one or more notices delivered to the Company, except payments to be made directly to an Issuing Lender or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest or any payment of fees, such interest or fees, as applicable, shall be payable for the period of such extension. All payments under any Loan Document shall be made in dollars.

(b)Except to the extent otherwise provided in this Agreement (for the avoidance of doubt, as in effect from time to time), including Sections 2.21 and 2.23: (i) each Revolving Borrowing shall be made from the Lenders, each payment of facility fees under Section 2.12(a) shall be made for the accounts of the Lenders, and each termination or reduction of the Commitments under Section 2.09 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Revolving Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of any Revolving Borrowing by a Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans included in such Borrowing; and (iv) each payment of interest on Revolving Loans by a Borrower shall be made for the accounts of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to them.
(c)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(d)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (~~e~~d) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including Sections 2.21 and 2.23, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participation in any LC Disbursements or Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or other Affiliate thereof (as to which the provisions of this clause (e) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)Unless the Administrative Agent shall have received notice from the Company or the relevant Subsidiary Borrower, prior to the date on which any payment is due to the Administrative Agent for the account of a Lender or an Issuing Lender hereunder, that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender or such Issuing Lender, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders and the Issuing Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.06(e), 2.06(f), 2.07(b), 2.17(d), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lenders or the Issuing Lenders (or, following the payment of all amounts then due to the Administrative Agent, the Swingline Lenders and the Issuing Lenders, to the extent the Lenders shall have funded payments to the Administrative Agent, any Swingline Lender or any Issuing Lender in respect of other such amounts, for the benefit of the other Lenders) to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15 or delivers a Notice of Objection pursuant to Section 2.20 or a notice of illegality pursuant to Section 2.22, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17 or mitigate the impact of Section 2.22 in the future or permit withdrawal of such Notice of Objection, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If (i) any Lender requests compensation under Section 2.15, (ii) any Lender delivers a notice of illegality pursuant to Section 2.22, (iii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iv) any Lender delivers a Notice of Objection, (v) any Lender is a Defaulting Lender or a Non-Extending Lender or (vi) any Lender has failed to consent to a proposed amendment, waiver or other modification that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payment pursuant to Section 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Company shall have received the prior written consent of the Administrative Agent, each Swingline Lender and each Issuing Lender, which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (D) in the case of any such assignment and delegation as a result of any Lender being a Non-Extending Lender, the assignee shall have consented to the applicable Extension Request and, from and after the date of the effectiveness of such assignment and delegation, shall for all purposes hereof be treated as an Extending Lender, (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver or other modification can be effected and (F) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.19(b) may be effected pursuant to an

Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (subject to the consents required as set forth above) and that the Lender required to make such assignment and delegation need not be a party thereto.
SECTION 2.20.    Additional Subsidiary Borrowers. The Company may at any time and from time to time designate any Domestic Subsidiary that is a wholly-owned Subsidiary of the Company (or, with the prior written consent of each Lender (which consent shall not be unreasonably withheld), that is a Subsidiary of which the Company owns, directly or indirectly, more than 80% of the voting Equity Interests) as a Subsidiary Borrower by delivery to the Administrative Agent of a Subsidiary Borrower Joinder Agreement executed by such Subsidiary and the Company; provided that no Subsidiary may borrow hereunder until and unless such Subsidiary Borrower Joinder Agreement shall have become effective as set forth below. As soon as practicable upon receipt thereof, the Administrative Agent will post a copy of such Subsidiary Borrower Joinder Agreement to the Lenders. Each Subsidiary Borrower Joinder Agreement shall become effective on the date 10 Business Days after it has been posted by the Administrative Agent to the Lenders (subject to the receipt by each Lender and each Issuing Lender of all information and documentation with respect to such Subsidiary required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Certification to the extent required under the Beneficial Ownership Regulation, in each case, that shall have been reasonably requested by it (through the Administrative Agent) not later than the fifth Business Day after the posting date of such Subsidiary Borrower Joinder Agreement), unless prior thereto the Administrative Agent shall have received written notice (a “Notice of Objection”) from any Lender (a) that it is unlawful under Federal or applicable state or foreign law for such Lender to make Loans or otherwise extend credit to or do business with such Subsidiary as provided herein or (b) that extending credit under this Agreement to such Subsidiary, or to Persons in the jurisdiction in which such Subsidiary is located generally, would be likely to expose such Lender to materially adverse tax, regulatory or legal consequences, taking into account the provisions of Sections 2.15 and 2.17, in which case such Subsidiary Borrower Joinder Agreement shall not become effective until such time as such Lender withdraws such Notice of Objection or ceases to be a Lender hereunder pursuant to Section 2.19(b). Upon the effectiveness of a Subsidiary Borrower Joinder Agreement as provided in the preceding sentence, the applicable Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Subsidiary Borrower Termination Agreement with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Subsidiary Borrower Termination Agreement will become effective as to any Subsidiary Borrower until all Loans made to and all amounts payable by such Subsidiary Borrower in respect of LC Disbursements, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under any Loan Document by such Subsidiary Borrower) shall have been paid in full; provided that such Subsidiary Borrower Termination Agreement shall be effective to terminate the right of such Subsidiary Borrower to obtain further Loans or Letters of Credit under this Agreement.
SECTION 2.21.     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)the facility fees set forth in Section 2.12(a) shall cease to accrue on the portion of the Commitment of such Defaulting Lender that is in excess of its Credit Exposure;
(b)the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or each affected Lender shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender;

(c)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to cash collateralize the Issuing Lenders’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.06(k); fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Lenders’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.06(k); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Applicable Percentages and funded and unfunded participations are held in accordance with their Applicable Percentages, in each case, without giving effect to Section 2.21(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto;
(d)if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)the Swingline Exposure of such Defaulting Lender (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c) and, in the case of any Defaulting Lender that is a Swingline Lender, other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) and the LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.06(e) and 2.06(f)) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure (in each case, excluding the portion thereof referred to above) does not exceed the total of all Non-Defaulting Lenders’ Commitments and (B) such reallocation does not result in the Credit Exposure of any Non-Defaulting Lender exceeding such Non-Defaulting Lender’s Commitment;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay the portion of such Defaulting Lender’s Swingline Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated and (y) second, cash collateralize the portion of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated in accordance with the procedures set forth in Section 2.06(k) for so long as such LC Exposure is outstanding;
(iii)if any Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this clause (d), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if any portion of the Swingline Exposure or the LC Exposure of such Defaulting Lender is reallocated pursuant to this clause (d), then the facility fees and letter of credit fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation; and
(v)if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this clause (d), then, without prejudice to any rights or remedies of the Issuing Lenders or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Lenders (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Lender) until such LC Exposure is cash collateralized and/or reallocated; and
(e)so long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend, extend or increase any Letter of Credit, unless the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with clause (d) of this Section 2.21, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with clause (d)(i) of this Section (and Defaulting Lenders shall not participate therein).
In the event that the Administrative Agent, the Company, each Issuing Lender and each Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold the Revolving Loans in accordance with its Applicable Percentage, and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any fees that shall have ceased to accrue pursuant to this Section during the period when it was a Defaulting Lender, and all amendments, waivers and other modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it).

SECTION 2.22.    Illegality. Notwithstanding any other provision herein, if the adoption of any law or any Change in Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain ~~Eurocurrency~~Term SOFR Loans or, if applicable pursuant to Section 2.14, Daily Simple SOFR Loans as contemplated by this Agreement, then, upon notice thereof by such Lender to the Company and the Administrative Agent, (a) the commitment of such Lender hereunder to make ~~Eurocurrency~~Term SOFR Loans or Daily Simple SOFR Loans, continue ~~Eurocurrency~~Term SOFR Loans or Daily Simple SOFR Loans as such, respectively, and convert ABR Loans to ~~Eurocurrency~~Term SOFR Loans or Daily Simple SOFR Loans shall forthwith be suspended to the extent necessary for such Lender to avoid any such unlawful action until such Lender notifies the Administrative Agent that it is lawful for such Lender to make or maintain ~~Eurocurrency~~Term SOFR Loans as contemplated by this Agreement; provided that notwithstanding the suspension contemplated by this clause (a), the commitment of such Lender hereunder to make ABR Loans shall continue to be in effect, and (b) such Lender’s Loans then outstanding as ~~Eurocurrency~~Term SOFR Loans or Daily Simple SOFR Loans, if any, shall be converted to available and lawful Interest Periods, if any, or to ABR Loans, at the option of the applicable Borrower, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a ~~Eurocurrency~~Term SOFR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.
SECTION 2.23.    Extension of Commitment Termination Date.
(a)The Company may, by notice to the Administrative Agent not earlier than 12 months after the Effective Date and not later than 30 days prior to the Commitment Termination Date then in effect (the “Existing Commitment Termination Date”), request (an “Extension Request”) that the Lenders extend the Commitment Termination Date for an additional period of one year from the Existing Commitment Termination Date; provided that (i) the Company may not make more than two Extension Requests, (ii) the Company may not make more than one Extension Request in any period of 12 consecutive months and (iii) the Commitment Termination Date, as so extended, may not be more than five years from the effectiveness of such extension. The Administrative Agent shall promptly notify each Lender of each Extension Request, and each Lender shall, in turn, not later than 20 days after delivery of such notice by the Administrative Agent to the Lenders, notify the Administrative Agent in writing as to whether such Lender consents to such extension (which consent may be given or withheld in such Lender’s sole discretion) (each Lender agreeing to such requested extension being called an “Extending Lender” and each Lender declining to agree to such requested extension being called a “Non-Extending Lender”). Any Lender with a then effective Commitment may consent to an Extension Request irrespective of whether such Lender previously had been a Non-Extending Lender with respect to a previous Extension Request. If any Lender shall fail to notify the Administrative Agent in writing of its consent to any Extension Request not later than 20 days after the delivery of such notice by the Administrative Agent to the Lenders, such Lender shall be deemed to have not consented to such extension (and shall be deemed, with respect to such Extension Request, to be a Non-Extending Lender). The Administrative Agent shall promptly notify the Company of the consents received with respect to each Extension Request.
(b)If Lenders constituting the Required Lenders (calculated excluding any Defaulting Lender and prior to giving effect to any replacement of Non-Extending Lenders pursuant to Section 2.19(b)) consent in writing to any Extension Request, the Commitment Termination Date shall be extended, on the Extension Closing Date, to the date that is one year after the Existing Commitment Termination Date solely as to the Extending Lenders (and shall not be extended as to any Non-Extending Lender); provided that no extension of the Commitment Termination Date pursuant to this Section shall become effective unless (the first date on which such consent of the Required Lenders is obtained and the conditions specified in this proviso are satisfied being referred to as the “Extension Closing Date”) (i) on the date of effectiveness thereof, both immediately prior to and immediately after giving effect thereto, no Default shall have occurred and be continuing, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of such earlier date), (iii) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with such extension and (iv) each Subsidiary Guarantor (if any) shall have reaffirmed its Guarantee of the Obligations. Promptly following the occurrence of any Extension Closing Date, the Administrative Agent shall notify the Lenders thereof. To the extent that the Commitment of such Non-Extending Lender is not assigned and delegated in accordance with Section 2.19(b) on or prior to the applicable Existing Commitment Termination Date, (A) the Commitment of each Non-Extending Lender shall automatically terminate in whole on such Existing Commitment Termination Date without any further notice or other action by any Borrower, such Lender or any other Person and (B) the principal amount of any outstanding Loans made by such Non-Extending Lender, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Non-Extending Lender hereunder, shall be due and payable on such Existing Commitment Termination Date, and on such Existing Commitment Termination Date the Borrowers shall also make such other prepayments of the Loans pursuant to Section 2.10 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Non-Extending Lenders pursuant to this sentence, (x) the total Credit Exposures shall not exceed the Total Commitment and (y) the Credit Exposure of any Lender shall not exceed its Commitment.
(c)Notwithstanding anything to the contrary in this Section 2.23, the Commitment Termination Date and the Availability Period, as such terms are used in reference to any Issuing Lender or any Letter of Credit issued by such Issuing Lender or in reference to any Swingline Lender or any Swingline Loans made by such Swingline Lender, may not be extended with respect to any Issuing Lender or any Swingline Lender without the prior written consent of such Issuing Lender or such Swingline Lender, as applicable (it being understood and agreed that, in the event any Issuing Lender or any Swingline Lender, as applicable, shall not have consented to any such extension, (i) such Issuing Lender shall continue to have all the rights and obligations of an Issuing Lender hereunder, and such Swingline Lender shall continue to have all the rights and obligations of a Swingline Lender hereunder, in each case through the applicable Existing Commitment Termination Date (or the Availability Period determined on the basis thereof), and thereafter shall have no obligation to issue, amend or extend any Letter of Credit or to make any Swingline Loan, as applicable (but shall continue to be entitled to the benefits of Sections 2.04, 2.06, 2.15, 2.16, 2.17 and 9.03 as to Letters of Credit issued or Swingline Loans made prior to such time), and (ii) the Company shall cause the LC Exposure attributable to Letters of Credit issued by such Issuing Lender to be zero or shall provide cash collateral equal to 105% thereof in accordance with Section 2.06(k) no later than the day on which such LC Exposure would have been required to have been reduced to zero or such cash collateral provided in accordance with the terms hereof without giving effect to the effectiveness of the extension of the applicable Existing Commitment Termination Date pursuant to this Section 2.23 and shall repay the principal amount of all outstanding Swingline Loans, together with any accrued interest thereon, on the Existing Commitment Termination Date).
(d)In connection with any extension of the Commitment Termination Date under this Section 2.23, the Administrative Agent may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23.
ARTICLE III

Representations and Warranties
Each Borrower represents and warrants to the Lenders, as of the Effective Date and the date any Loan is made or any Letter of Credit is issued, amended or extended, that:

SECTION 3.01.    Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority (i) to carry on its business as now conducted and as proposed to be conducted, (ii) to execute, deliver and perform its obligations under each Loan Document to which it is a party and (iii) to effect the Transactions, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02.    Authorization; Enforceability. The Transactions to be entered into by each Loan Party and the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other entity action. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material law, rule or regulation applicable to the Company or any Subsidiary to the extent failure to comply therewith could reasonably be expected to have a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of the Company or any Subsidiary, (d) will not violate or result in a material default under any material indenture, agreement or other instrument binding upon the Company or any Subsidiary or their respective assets, or give rise to a right thereunder to require any material payment to be made by the Company or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any material obligation thereunder and (e) will not result in the creation or imposition of any Lien (other than a Lien permitted under Section 6.02) on any asset of the Company or any Subsidiary.
SECTION 3.04.    Financial Condition; No Material Adverse Change.
(a)The Company has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, comprehensive income, shareholders’ equity and cash flows (i) as of and for the fiscal year ended October 3, 2020, as revised, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended January 2, 2021, April 3, 2021 and July 3, 2021 (and comparable period for the prior fiscal year). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.
(b)Since July 3, 2021, there has not occurred any event, change or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
SECTION 3.05.    Properties.
(a)The Company and its Subsidiaries have good title to, or valid leasehold interests in, all the real and personal property that is material to their business, free of all Liens other than Liens permitted by Section 6.02 and except for defects in title that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)The Company and its Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to their business, and the use thereof by the Company and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, except for any such defects in ownership or license rights or other infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.    Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company or any Subsidiary, threatened against or affecting the Company or any Subsidiary (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (except for Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
(b)Except for the Disclosed Matters and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, registration or license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any pending or threatened claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07.    Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all laws, rules and regulations applicable to it or its property, except any noncompliance therewith which could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08.    Investment Company Status. Neither the Company nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or is subject to registration under such Act.
SECTION 3.09.    Taxes. The Company and each of its Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, has paid or caused to be paid all Taxes required to have been paid by it, except for such Taxes which are not yet delinquent or any Taxes that are being contested in good faith by appropriate proceedings.
SECTION 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each Plan and Foreign Pension Plan has been maintained, operated, and funded in compliance with its own terms and in compliance with the provisions of ERISA, the Code, and any other applicable federal, state laws or foreign laws, and the minimum funding standards of ERISA, the Code or any similar foreign law with respect to each Plan or Foreign Pension Plan have been satisfied, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).
SECTION 3.11.    Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or pursuant to any Loan Document (as modified or supplemented by other information then or theretofore furnished by or on behalf of the Borrowers to the Administrative Agent in connection herewith, taken together with the Company’s public filings with the SEC), prior to the date hereof, collectively, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered (unless otherwise updated subsequent thereto, in which case such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time updated).

SECTION 3.12    Use of Proceeds; Margin Regulations. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. Following the application of the proceeds of each Loan or each drawing under any Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.02, Section 6.03 or any other provision hereof restricting the disposition or pledge of Margin Stock, or subject to any restriction on the disposition or pledge of Margin Stock contained in any other agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of clause (f) or (g) of Article VII, will be Margin Stock.
SECTION 3.13.    Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns or any other labor disputes against the Company or any Subsidiary pending or, to the knowledge of the Company or any Subsidiary, threatened that could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters). The hours worked by and payments made to employees of the Company or any Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters except as could not reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters). All payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary, to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters).
SECTION 3.14.    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective directors and officers and, to the knowledge of the Company and its Subsidiaries, their employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or, to the knowledge of the Company or any Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company or any Subsidiary, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
ARTICLE IV

Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):
(a)Credit Agreement. The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of each party hereto (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).

(b)Organizational Documents. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and approving the Transactions, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization (to the extent applicable in the jurisdiction of organization of such Loan Party).
(c)Legal Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Sidley Austin LLP, counsel for the Loan Parties, covering customary matters relating to the Loan Parties, the Loan Documents and the Transactions. The Company hereby requests such counsel to deliver such opinions.
(d)Officer’s Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Company and dated the Effective Date, stating that (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality are true and correct and such representations and warranties that are not so qualified are true and correct in all material respects, in each case, on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, stating that such representations and warranties that are qualified by materiality are true and correct and such representations and warranties that are not so qualified are true and correct in all material respects, in each case, as of such earlier date).
(e)Guarantee Requirement. The Administrative Agent shall have received from each Subsidiary (if any) that, pursuant to the Guarantee Requirement, is required to execute and deliver a Guarantee Agreement as of the Effective Date, a counterpart of a Guarantee Agreement, signed on behalf of such Subsidiary (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).
(f)Fees and Expenses. The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid and due on or prior to the Effective Date, and all expenses for which invoices have been presented at least two Business Days prior to the Effective Date, on or prior to the Effective Date.
(g)“Know Your Customer” Requirements. The Lenders shall have received, at least three Business Days prior to the Effective Date, all documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Certification to the extent required under the Beneficial Ownership Regulation, to the extent reasonably requested by any Lender at least 10 Business Days prior to the Effective Date.
(h)Termination of the Existing Revolving Credit Agreement. All principal, interest, fees and other amounts due or outstanding under the Existing Revolving Credit Agreement shall have been paid in full, the commitments thereunder shall be terminated, all letters of credit outstanding thereunder shall be canceled or shall be designated hereunder as Existing Letters of Credit and all Guarantees, if any, created in connection therewith shall be terminated and released.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of any Issuing Lender to issue, amend or extend any Letter of Credit is subject to the receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents (other than, after the Effective Date, the representations and warranties set forth in Sections 3.04(b) and 3.06(a)(i)) that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date of the making of such Loan or the date of such issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of such earlier date).
(b)No Default. At the time of and immediately after giving effect to the making of such Loan or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
On the date of any Borrowing (other than any conversion or continuation of any Loan) or the issuance, amendment or extension of any Letter of Credit, the Borrowers shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) above have been satisfied.
SECTION 4.03.    Initial Credit Event for Each Additional Subsidiary Borrower. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit to any Subsidiary Borrower that becomes a Subsidiary Borrower after the Effective Date in accordance with Section 2.20 are subject to the satisfaction of the following conditions:
(a)Subsidiary Borrower Joinder Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from such Subsidiary Borrower (i) a counterpart of such Subsidiary Borrower’s Subsidiary Borrower Joinder Agreement signed on behalf of such Subsidiary Borrower (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), and such Subsidiary Borrower Joinder Agreement shall have become effective in accordance with Section 2.20, (ii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents and (iii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated as of the date of the applicable Subsidiary Borrower Joinder Agreement) of counsel for such Subsidiary Borrower covering such matters relating to such Subsidiary Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request (which opinions shall be consistent with those opinions delivered to the Administrative Agent pursuant to Section 4.01(c)).

(b)Organizational Documents. The Administrative Agent shall have received (i) a certificate of such Subsidiary Borrower, dated as of the date of the applicable Subsidiary Borrower Joinder Agreement and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which such Subsidiary Borrower is to become a party in accordance with the terms of this Agreement, (B) identify by name and title and bear the signatures of the officers of such Subsidiary Borrower authorized to sign the Loan Documents to which it is to become a party and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of such Subsidiary Borrower certified by the relevant authority of the jurisdiction of organization of such Subsidiary Borrower and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for such Subsidiary Borrower from its jurisdiction of organization (to the extent applicable in the jurisdiction of organization of such Subsidiary Borrower).
ARTICLE V

Affirmative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full, all Letters of Credit shall have expired or been terminated or cash collateralized as provided in Section 2.06(d) and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
SECTION 5.01.    Financial Statements and Other Information. The Borrowers, or the Company on behalf of the Borrowers, will furnish to the Administrative Agent, for prompt delivery to the Lenders:
(a)as soon as available, but in any event within 75 days after the end of each fiscal year of the Company, the Company’s audited consolidated balance sheet and audited consolidated statements of income, shareholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth, in each case, in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal year on a consolidated basis in accordance with GAAP consistently applied;
(b)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company’s unaudited consolidated balance sheet and unaudited consolidated statements of income, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Chief Financial Officer of the Company as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal quarter or such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c)concurrently with any delivery or deemed delivery of financial statements under clauses (a) or (b) above (or, in the case of any such delivery under clause (a) above, within 75 days after the end of the applicable fiscal year of the Company), a certificate of the Chief Financial Officer of the Company substantially in the form of Exhibit E certifying (i) (solely in the case of financial statements delivered pursuant to clause (b) above) such financial statements as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for the applicable fiscal quarter or the then elapsed portion of the applicable fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes, (ii) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the covenant contained in Section 6.06 and (iv) stating whether any change in GAAP or in the application thereof that applies to the Company or any of its consolidated Subsidiaries has occurred since the later of the date of the Company’s most recent audited financial statements referred to in Section 3.04 and the date of the most recent prior certificate delivered pursuant to this clause (c), indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than registration statements on Form S-8 or any similar or successor form) filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to the holders of its Equity Interests generally, as the case may be;
(e)promptly after Moody’s or S&P shall have announced (i) a change in its Corporate Rating or Index Rating (or the establishment of any such rating), (ii) that it shall no longer maintain a Corporate Rating or an Index Rating, (iii) a change of its rating system or (iv) that it shall cease to be in the business of issuing corporate debt ratings, written notice of such development or rating change;
(f)promptly following any reasonable request therefor from the Administrative Agent, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any of the ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or the ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrowers shall provide copies of such documents and notices promptly after receipt thereof; and
(g)promptly following any reasonable request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (on behalf of any Lender) may reasonably request or (ii) information and documentation reasonably requested by the Administrative Agent (on behalf of any Lender) for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.
Information required to be delivered pursuant to Sections 5.01(a), (b), (d) and (e) shall be deemed to have been delivered on the date on which the Company provides notice to the Administrative Agent that such information has been posted on the SEC website on the Internet at www.sec.gov, or at another website identified in such notice and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to Section 5.01(c).

SECTION 5.02.    Notices of Material Events. The Company will furnish to the Administrative Agent (for prompt distribution to the Lenders) written notice promptly upon, but in any event within five Business Days of, any of the Chief Executive Officer, the President, the General Counsel or the Chief Financial Officer of any Borrower obtaining actual knowledge of any of the following:
(a)the occurrence of any Default or Event of Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of any Responsible Officer of the Company or any Subsidiary, affecting the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; and
(c)the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a liability in excess of $250,000,000.
Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Company (in the case of clause (a) above, stating that it is a “notice of default”) setting forth the details of the event, notice, circumstance or other development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.    Existence; Conduct of Business. The Company will, and will cause its Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence; provided, that the foregoing shall not prohibit (a) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (b) any disposition of assets permitted under Section 6.03.
SECTION 5.04.    Payment of Taxes. The Company will, and will cause its Subsidiaries to, pay or discharge all material Taxes, before such Taxes shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) no attempt is being made to effect collection, or such contest effectively suspends collection, of the contested obligation and the enforcement of any Lien securing such obligation or (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Maintenance of Properties. Except to the extent failure to do so would not be reasonably likely to result in a Material Adverse Effect, the Company will, and will cause its Subsidiaries to, keep and maintain, in the good faith judgment of the Company, all property material to the conduct of its business in reasonably good working order and condition, ordinary wear and tear and casualty and condemnation events excepted; provided that nothing in this Section 5.05 shall prevent the Company or any Subsidiary from discontinuing the operation or maintenance, or both the operation and maintenance, of any properties of the Company or any such Subsidiary if such discontinuance is, in the good faith judgment of the Company (or such Subsidiary), desirable in the conduct of its business.
SECTION 5.06.    Books and Records; Inspection Rights. The Company will, and will cause each Subsidiary to, (a) keep proper books of record in material conformity with GAAP and (b) upon the occurrence of an Event of Default that is continuing, in the case of each Loan Party, permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants (upon reasonable notice to the Company and with its officers permitted to be present at such times) and its officers, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.    Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules and regulations applicable to it or its property, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect or where the necessity of compliance therewith is contested in good faith by appropriate proceedings.
SECTION 5.08.    Use of Proceeds.
(a)The proceeds of the Loans will be used, and Letters of Credit will be issued, to finance general working capital needs and for other general corporate purposes, in each case, of the Company and its Subsidiaries, including in connection with any acquisition. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.
(b)The Borrowers will not request any Loan or Letter of Credit, and the Borrowers will not use, and will procure that their Subsidiaries and their and their Subsidiaries’ respective directors, officers, employees and agents will not use, the proceeds of any Loan or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction are not permissible for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09    Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies or through self-insurance, (a) insurance or self-insurance in such amounts (with no greater risk retention) and against such risks as is considered adequate by the Company, in its good faith judgment, and (b) all other insurance as may be required by law.
SECTION 5.10.    Guarantee Requirement; Further Assurances. The Company will, and will cause each Subsidiary to, execute any and all further documents, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Guarantee Requirement to be and remain satisfied at all times or otherwise to give effect to the provisions of the Loan Documents, all at the expense of the Loan Parties.
ARTICLE VI

Negative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full, all Letters of Credit shall have expired or been terminated or cash collateralized as provided in Section 2.06(d) and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
SECTION 6.01.    Indebtedness.
(a)The Company will not permit any Subsidiary which is not a Subsidiary Guarantor to, directly or indirectly, create, incur, assume or permit to exist any Indebtedness, except:
(i)Indebtedness created under the Loan Documents;
(ii)Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;
(iii)Indebtedness of any Subsidiary to the Company or any other Subsidiary; provided that such Indebtedness shall not have been transferred or pledged to any other Person (other than the Company or any Subsidiary);

(iv)Guarantees by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that a Subsidiary shall not Guarantee Indebtedness of any other Subsidiary that it would not have been permitted to incur under this Section 6.01(a) if it were a primary obligor thereon;
(v)Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets, and Refinancing Indebtedness in respect thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;
(vi)Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, and Refinancing Indebtedness in respect thereof; provided that (A) such original Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Company nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;
(vii)performance bonds, bid bonds, surety bonds, appeal bonds, completion Guarantees and similar obligations, in each case, provided in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;
(viii)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business;
(ix)Indebtedness under Swap Agreements permitted under Section 6.04;
(x)Finance Lease Obligations in connection with any Sale/Leaseback Transactions; provided that the aggregate amount of Finance Lease Obligations outstanding under this clause (x) at any time, together with (A) the aggregate principal amount of unsecured Indebtedness of Subsidiaries outstanding under clause (xviii) below at such time and (B) the aggregate principal amount of Indebtedness or other obligations secured by Liens under Section 6.02(xiv) at such time, shall not exceed 15% of Consolidated Net Tangible Assets;
(xi)Indebtedness owed in respect of (i) overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds, (ii) commercial credit cards and purchasing cards programs and (iii) stored value cards programs;
(xii)Indebtedness consisting of indemnification, adjustment of purchase price, earnout or similar obligations (and Guarantees of such Indebtedness), in each case, incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company, other than Guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing or otherwise in connection with any such acquisition; provided, however, that, in the case of any such disposition, the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by the Company and its Subsidiaries in connection with such disposition;

(xiii)Guarantees by Foreign Subsidiaries of foreign third party grower obligations incurred in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $500,000,000; provided that each such Guarantee incurred by a Foreign Subsidiary shall be solely in respect of obligations of its own growers or the growers of a Subsidiary that is organized under the laws of the same nation as such Foreign Subsidiary;
(xiv)customer deposits and advance payments received in the ordinary course of business and consistent with past practices from customers for goods purchased in the ordinary course of business;
(xv)Securitization Transactions the aggregate amount of which (as determined in accordance with the second sentence of the definition of Securitization Transaction) shall not exceed $500,000,000 at any time outstanding;
(xvi)Indebtedness owing by any SPE Subsidiary to the Company or any other Subsidiary to the extent that such intercompany Indebtedness has been incurred to finance, in part, the transfers of accounts receivable and/or payment intangibles, interests therein and/or related assets and rights to such SPE Subsidiary in connection with a Securitization Transaction permitted pursuant to clause (xv) above;
(xvii)Indebtedness of Foreign Subsidiaries not to exceed $500,000,000 at any time outstanding;
(xviii)other unsecured Indebtedness; provided that the aggregate principal amount of unsecured Indebtedness of Subsidiaries outstanding under this clause (xviii) at any time, together with (A) the aggregate amount of Finance Lease Obligations outstanding under clause (x) above at such time and (B) the aggregate principal amount of Indebtedness or other obligations secured by Liens under Section 6.02(xiv) at such time, shall not exceed 15% of Consolidated Net Tangible Assets; and
(xix)Indebtedness of Subsidiaries secured by Liens permitted under Section 6.02(xiv);
(xx)Indebtedness of Subsidiaries the proceeds of which constitute COVID-19 Relief Funds;
(xxi)Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and
(xxii)Guarantees in the ordinary course of business of the obligations (other than for borrowed money) of suppliers or customers.
(b)Notwithstanding any provision of clause (a) of this Section, no Subsidiary shall be liable for any Material Indebtedness of the Company, under any Guarantee or otherwise, unless it shall also Guarantee the Obligations pursuant to the Guarantee Agreement.
SECTION 6.02    Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:
(i)Liens created under the Loan Documents;
(ii)Permitted Encumbrances;

(iii)any Lien on any asset of the Company or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02 (including any Lien that attaches by law to the proceeds thereof); provided that (A) such Lien shall not apply to any other property or asset of the Company or any Subsidiary (other than additions, improvements or accessions thereto and the proceeds thereof) and (B) such Lien shall secure only those obligations that it secures on the Effective Date or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;
(iv)(A) any Lien existing on any asset, including any Lien that attaches by law to the proceeds thereof, prior to the acquisition thereof by the Company or any Subsidiary or (B) any Lien existing on any asset, including any Lien that attaches by law to the proceeds thereof, of any Person that becomes a Subsidiary (or is merged or consolidated with the Company or any Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated) securing Indebtedness permitted under Section 6.01(a)(vi); provided, in each case, that (x) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (y) such Lien shall not apply to any other asset of the Company or any Subsidiary (other than additions, improvements or accessions thereto and the proceeds thereof) and (z) such Lien shall secure only those obligations that it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;
(v)Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, including any Lien that attaches by law to the proceeds thereof; provided that (A) such Liens secure only Indebtedness incurred to finance the acquisition, construction or improvement of such assets, and Refinancing Indebtedness in respect thereof, (B) such Liens and the original Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and any financing costs associated therewith and (D) such Liens shall not apply to any other property or asset of the Company or any Subsidiary (other than additions, improvements or accessions thereto and the proceeds thereof);
(vi)in connection with the sale or transfer of all the Equity Interests in a Subsidiary in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(vii)in the case of any Subsidiary that is not a wholly-owned Subsidiary, any put and call arrangements, drag-along and tag-along rights and obligations, and transfer restrictions related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
(viii)any Lien on assets of any Foreign Subsidiary; provided that such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary, or any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary, permitted hereunder;
(ix)reservations, limitations, provisos and conditions expressed in any original grant from any federal Canadian Governmental Authority (in the case of Subsidiaries organized under the laws of Canada);
(x)Liens arising under operating leases which are subject to the Personal Property Security Act (Alberta);
(xi)Liens arising out of any Sale/Leaseback Transactions by Subsidiaries permitted under Section 6.01(a)(x);

(xii)Liens on cash, cash equivalents or marketable securities of the Company or any Subsidiary securing obligations of the Company or any Subsidiary under Swap Agreements permitted under Section 6.04;
(xiii)sales or other transfers of accounts receivable, payment intangibles and related assets pursuant to, and Liens existing or deemed to exist in connection with, Securitization Transactions permitted under Section 6.01(a)(xv);
(xiv)other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount not to exceed at any time, together with (A) the aggregate amount of Finance Lease Obligations outstanding under Section 6.01(a)(x) at such time and (B) the aggregate principal amount of unsecured Indebtedness of Subsidiaries outstanding under Section 6.01(a)(xviii) at such time, 15% of Consolidated Net Tangible Assets;
(xv)Liens arising out of Indebtedness permitted under Section 6.01(a)(xx); and
(xvi)Liens on accounts receivable and the proceeds thereof existing or deemed to exist in connection with any Supply Chain Financing Arrangement, solely to the extent arising as a result of a recharacterization of a sale of accounts receivable thereunder.
SECTION 6.03.    Fundamental Changes; Business Activities.
(a)The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into or consolidate with another Subsidiary, provided that (A) in the case of any such merger or consolidation involving a Borrower, such Borrower or another Borrower shall be the surviving or continuing Person and (B) in the case of any such merger or consolidation involving a Subsidiary Guarantor, the surviving or continuing Person shall be a Subsidiary Guarantor or a Borrower, (ii) any Person acquired in a transaction not otherwise prohibited by this Agreement may merge into or consolidate with (x) any Subsidiary in a transaction in which the surviving or continuing Person is a Subsidiary and (y) the Company in a transaction in which the surviving or continuing Person is the Company, (iii) any Subsidiary may merge into or consolidate with any Person in a transaction not prohibited by Section 6.03(b) had such merger or consolidation been structured as an asset sale in which the surviving or continuing Person is not a Subsidiary, (iv) any Subsidiary may merge into or consolidate with the Company in a transaction in which the surviving or continuing Person is the Company and (v) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.
(b)The Company will not sell, lease, license or otherwise transfer, in one transaction or in a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, in each case, whether now owned or hereafter acquired (it being understood that nothing in this clause (b) shall limit any such transfers between or among the Company and its Subsidiaries).
(c)The Company will not, nor will it permit any Subsidiary to, engage, to any material extent, in any business other than (i) the production, marketing and distribution of food products, any related food or agricultural products, processes or business, the production, marketing and distribution of renewable fuels, neutraceuticals, biotech products and other renewable products (or by-products), any other business in which the Company or any Subsidiary was engaged in on the Effective Date, and any business related, ancillary or complementary to the foregoing, (ii) transfers to and agreements with SPE Subsidiaries relating to Securitization Transactions and (iii) in the case of SPE Subsidiaries, Securitization Transactions and transactions incidental or related thereto.

(d)The Company shall not permit any Subsidiary Borrower to cease to be a wholly-owned Subsidiary of the Company, provided that, in the case of any Subsidiary Borrower that, in accordance with Section 2.20 (including the consents of the Lenders required thereunder), became a Subsidiary Borrower even though such Subsidiary Borrower was not, at the time thereof, a wholly-owned Subsidiary of the Company, the Company shall not permit such Subsidiary Borrower to cease to be a Subsidiary of the Company.
SECTION 6.04.    Swap Agreements. The Company will not, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or a Subsidiary has actual exposure and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability, Indebtedness or investment of the Company or any Subsidiary and Swap Agreements the proceeds of which constitute COVID-19 Relief Funds or entered into under a program created for the purposes of providing COVID-19 Relief Funds; provided that the Company may enter into put and call option agreements in order to effectively fix price ranges for the purchases of shares of the Company’s capital stock to be made pursuant to share repurchase programs approved by its board of directors.
SECTION 6.05.    Transactions with Affiliates. The Company will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms and conditions substantially as favorable to the Company or such Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate, (c) any Restricted Payment, (d) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Company or such Subsidiary entered in the ordinary course of business, (e) any transaction that is approved by the board of directors of the Company or an appropriate committee of such board or (f) any transaction that does not, individually or together with all related transactions, involve consideration in excess of $1,000,000.
SECTION 6.06.    Interest Expense Coverage Ratio. The Company will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for any period of four consecutive fiscal quarters to be less than 3.50 to 1.00.
ARTICLE VII

Events of Default
If any of the following events (any such event, an “Event of Default”) shall occur:
(a)any Borrower shall fail to pay any principal of any Loan or any reimbursement obligations in respect of any LC Disbursement when and as the same shall become due and payable;
(b)any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or more;
(c)any representation, warranty or statement made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) when made or deemed made;

(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to any Loan Party’s existence), 5.08 or Article VI of this Agreement;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Company;
(f)the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (or, if any grace periods shall be applicable, after the expiration of such grace periods);
(g)any default or other event or condition occurs (including the triggering of any change in control or similar event with respect to the Company) that results in any Material Indebtedness becoming due prior to its scheduled maturity or the effect of which default or other event or condition is to cause, or to permit the holder or holders of any Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its scheduled maturity or to require, with the giving of notice if required, any Material Indebtedness to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof; or there shall occur any event that constitutes a default, amortization event, event of termination or similar event under or in connection with any Securitization Transaction the obligations in respect of which constitute Material Indebtedness, or the Company or any Subsidiary shall fail to observe or perform any term, covenant, condition or agreement contained in or arising under any such Securitization Transaction, if, as a result of such event or failure, the lenders or purchasers thereunder or any agent acting on their behalf shall cause or be permitted to cause (with or without the giving of notice, the lapse of time or both) such Securitization Transaction or the commitments of the lenders or purchasers thereunder to terminate or cease to be fully available;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Material Subsidiary or its debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 90 days or more or an order or decree approving or ordering any of the foregoing shall be entered;
(i)any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation of a Subsidiary permitted under Section 6.03(a)(v)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)any Loan Party or any Material Subsidiary shall become unable, shall admit in writing its inability or shall fail generally to pay its debts as they become due;

(k)one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (unless, in the case of any judgment rendered by a court outside the United States, the applicable Loan Party or Subsidiary shall have appealed such judgment in accordance with applicable law and is prosecuting such appeal in good faith), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment; provided that this clause (k) shall not apply to the Philippines NLRC Award to the extent that the aggregate damages or other amounts awarded against the Company and its Subsidiaries with respect thereto do not exceed $400,000,000 or the equivalent thereof in any other currency;
(l)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, is reasonably likely to have a Material Adverse Effect;
(m)a Change in Control shall occur; or
(n)after the execution and delivery thereof, the Guarantee Agreement shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Guarantee Agreement, or any Loan Party shall deny that it has any further liability under the Guarantee Agreement to which it is a party, or shall give notice to such effect;
then, and in every such event (other than an event with respect to any Borrower described in clauses (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent, and shall at the request, of the Required Lenders, by notice to the Loan Parties, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to any Borrower described in clauses (h) or (i) of this Article, the Commitments shall immediately and automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall immediately and automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and continuance of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII

The Administrative Agent
SECTION 8.01.    Authorization and Action. (a) Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders and the Issuing Lenders hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes the Administrative Agent to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of Debtor Relief Laws; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, pursuant to the terms in the Loan Documents) prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or any Issuing Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); and each Lender and each Issuing Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby; and
(ii)nothing in this Agreement or any other Loan Document shall require the Administrative Agent to account to any Lender or any Issuing Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.
(e)In case of the pendency of any proceeding with respect to any Borrower under any Debtor Relief Laws now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Company’s obligations under the Loan Documents or the rights of any Lender or any Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender in any such proceeding.
SECTION 8.02.    Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment).

(b)The Administrative Agent shall be deemed not to have knowledge of (i) any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under such Section is given to the Administrative Agent by a Borrower, or (ii) any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by a Borrower, a Lender or an Issuing Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any recital, statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, value, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) or (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Borrower, any Lender or any Issuing Lender as a result of, any determination that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender, or any determination of the aggregate Credit Exposure or the component amounts thereof.
(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance withSection 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to any Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) in determining compliance with any condition hereunder to the making of a Loan or issuance, amendment or extension of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, as the case may be, may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender sufficiently in advance of the making of such Loan or the issuance, amendment or extension of such Letter of Credit and (v) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, electronic mail or other electronic message, internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or maker thereof), and may act upon any such oral or telephonic statement prior to receipt of written confirmation, if requested, thereof.
SECTION 8.03.    Posting of Communications. (a) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Lenders and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender or any Issuing Lender that are added to the Approved Electronic Platform and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Lenders and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, THE “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM EXCEPT, BUT SUBJECT TO SECTION 9.03(d), IN THE CASE OF ANY APPLICABLE PARTY, TO THE EXTENT THAT A COURT OF COMPETENT JURISDICTION DETERMINES IN A FINAL AND NONAPPEALABLE JUDGMENT THAT SUCH APPLICABLE PARTY ACTED WITH GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT IN CONNECTION WITH THE TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
(d)Each Lender and Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or Issuing Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
(e)Each of the Lenders, the Issuing Lenders and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies; provided that if the Administrative Agent stores Communications in any other manner other than in accordance with the Administrative Agent’s generally applicable document retention procedures and policies, such storage is reasonable under the circumstances and takes into account appropriate security and confidentiality considerations.
(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04.    The Administrative Agent Individually. With respect to its Commitment, Loans, LC Commitment and Letters of Credit, if any, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender. The terms “Lenders”, “Required Lenders”, “Issuing Lender” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or an Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company or any of its Subsidiaries or other Affiliates as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.
SECTION 8.05.    Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (such consent not to be unreasonably withheld or delayed) in the absence of a continuing Event of Default, to appoint a successor. If no successor shall have been so appointed by the Company and the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent that shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank, in either case acceptable to the Company in the absence of a continuing Event of Default (such acceptance not to be unreasonably withheld or delayed). Upon the acceptance by a successor of its appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
SECTION 8.06.    Acknowledgments of Lenders and Issuing Lenders. (a) Each Lender and each Issuing Lender acknowledges and agrees that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender or an Issuing Lender, as applicable, and to make, acquire or hold Loans hereunder or issue Letters of Credit hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material non-public information) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)Each Lender and each Issuing Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or other applicable document, as the case may be, pursuant to which it shall become a Lender or Issuing Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Lenders or the Issuing Lenders on the Effective Date.
(c)(i)     Each Lender and each Issuing Lender hereby agrees that (A) if the Administrative Agent notifies such Lender or such Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such Issuing Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Lender (whether or not known to such Lender or such Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender or such Issuing Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (B) to the extent permitted by applicable law, such Lender or such Issuing Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Lender under this Section 8.06(c) shall be conclusive, absent manifest error.
(ii)Each Lender and each Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (A) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (B) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such Issuing Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)The Borrowers hereby agree that (A) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or any Issuing Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or such Issuing Lender with respect to such amount and (B) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations of the Borrowers under this Agreement or any other Loan Document; provided that for the avoidance of doubt, immediately preceding clauses (A) and (B) shall not apply to the extent any such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Payment.
(iv)Each party’s obligations under this Section 8.06(c) shall survive the resignation of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Lender, or the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 8.07.    Certain ERISA Matters. Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent, the Arrangers and their respective Affiliates are not fiduciaries with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.08.    Miscellaneous. Anything herein to the contrary notwithstanding, none of the Arrangers nor any person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder, and shall incur no liability hereunder or thereunder, but shall have the benefit of the indemnities, reimbursement and exculpation provisions set forth herein. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Company’s express rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Company or any of its Subsidiaries or other Affiliates shall have any rights as a third party beneficiary under any such provisions.
ARTICLE IX

Miscellaneous
SECTION 9.01.    Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:
(i)if to any Loan Party, to the Company at:
2200 W. Don Tyson Parkway
Springdale, Arkansas 72762
Attention:    Jonathan Rushing
Email:    Jonathan.Rushing@tyson.com
with a copy to:

2200 W. Don Tyson Parkway
Springdale, Arkansas 72762
Attention:    Brett Worlow
Email:    Brett.Worlow@tyson.com
(ii)if to the Administrative Agent, to:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, Ops 2, Floor 3
Newark, DE 19713
Attention: Loan and Agency Services Group
Email: harmeet.kaur@chase.com
with a copy to:

JPMorgan Chase Bank, N.A.
8181 Communication Parkway
Bldg B, 6th Floor, TXW-3620
Plano, TX 75024
Attention: Eduardo Lopez Peiro
Email: Eduardo.lopezpeiro@jpmorgan.com
(iii)in the case of delivery of any Compliance Certificates, financial statements, notices of default or any other information that is intended to be made available for all Lenders, by email to covenant.compliance@jpmchase.com; and
(iv)if to any Lender, Swingline Lender or Issuing Lender, to it at its address or email set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received and (ii) delivered through email or other electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph. Any party hereto may change its address or email for notices and other communications hereunder by notice to the other parties hereto (or, in the case of such change by a Lender or an Issuing Lender, by notice to the Company and the Administrative Agent).
(b)Notices and other communications to the Lenders and Issuing Lenders hereunder may also be delivered or furnished by using the Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II if such Lender or Issuing Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by such electronic communication. The Administrative Agent or the Company (on behalf of itself and the other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by, in addition to email, other electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return email or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
SECTION 9.02.    Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of such Default at the time. No notice to or demand on the Company or any other Loan Party in any case shall entitle the Company or any other Loan Party to any other or further notice or demand in similar or other circumstances.
(b)Except as provided in clause (c) of this Section, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified, except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender, or change the currency in which Loans are available thereunder, without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than the default rate of interest set forth in Section 2.13(~~c~~d) and except as provided in the final sentence of the definition of Applicable Rate), or reduce or forgive any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled maturity date of any Loan, or the required date of reimbursement of any LC Disbursement, or any scheduled date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment (other than the default rate of interest set forth in Section 2.13(~~c~~d) and except as provided in the final sentence of the definition of Applicable Rate), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change the order of payments specified in Section 2.18(c) or change Section 2.18(b) or 2.18(d) in a manner that would alter the pro rata allocation or sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments) or (vi) except as otherwise expressly permitted hereunder, permit any Loan Party to assign its rights hereunder or release all or substantially all of the value of the Guarantees created under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement or this Agreement) or limit the liability in respect of all or substantially all of the value of such Guarantees without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Lender or any Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Lender or such Swingline Lender, as the case may be. The Administrative Agent may also amend the Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04.
(c)Notwithstanding anything to the contrary in this Section 9.02:
(i)if the Administrative Agent and the Company have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly if such amendment is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of a copy thereof by the Lenders;
(ii)no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of clause (b) of this Section and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification;
(iii)in the case of any amendment, waiver or other modification referred to in the first proviso of clause (b) of this Section, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Lender that receives payment in full of the principal of and interest accrued on each Loan made by such Lender, and all other amounts owing to or accrued for the account of such Lender under this Agreement and the other Loan Documents, at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification; and
(iv)this Agreement may be amended in the manner provided in Sections 2.05, 2.06(j), 2.14(b), 2.20 and 2.23 and the term “LC Commitment”, as such term is used in reference to any Issuing Lender, may be modified as contemplated by the definition of such term.
(d)The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 9.03.    Expenses; Indemnity; Limitation on Liability.

(a)The Borrowers shall, jointly and severally, pay within 30 days after receipt of a reasonably detailed, written invoice therefor, together with documentation supporting such reimbursement requests, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of a single counsel selected by the Administrative Agent for all such Persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment)), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses (but not legal fees and expenses) reasonably incurred by any Issuing Lender in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender (but limited, in the case of legal fees and expenses, and without duplication of such legal fees and expenses that are reimbursed pursuant to clause (a)(i) above, to the reasonable fees, disbursements and other charges of (A) a single counsel selected by the Administrative Agent (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment) and (B) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected Persons, taken as a whole (and, if reasonably necessary, one additional local counsel for each relevant jurisdiction for all such Persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment)), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout or restructuring (and related negotiations) in respect of such Loans or Letters of Credit.
(b)The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the Arrangers, the Issuing Lenders, the Swingline Lenders and each Lender and their Affiliates and the respective Related Parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (provided, that in the case of legal fees and expenses, the Borrowers shall only be responsible for the reasonable and documented fees, disbursements and other charges of (i) a single counsel selected by the Administrative Agent for all such Indemnitees, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Indemnitees, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment), and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole (and, if reasonably necessary, one additional local counsel for each relevant jurisdiction for all such Indemnitees, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that (x) such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, such Indemnitee (or such Indemnitee’s Related Parties), (y) the Administrative Agent, the Arrangers or the Lenders have been indemnified under another provision of the Loan Documents or (z) such Liabilities or related expenses relate to disputes solely among the Indemnitees that are not arising out of any act or omission by any Borrower or any Affiliate of any Borrower, other than claims against the Administrative Agent, any Arranger, or any other titled Person under this Agreement in its capacity or in fulfilling its role as such. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent Liabilities or expenses arising from any non-Tax claim. All amounts due under this Section 9.03(b) shall be payable by the Borrowers within 30 days (x) after written demand therefor, in the case of any indemnification claim, and (y) after receipt of a reasonable detailed, written invoice therefor, together with documentation supporting such reimbursement requests, in the case of reimbursement of costs and expenses.
(c)To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Swingline Lender or any Related Party of any of the foregoing under clauses (a) or (b) of this Section and without limiting the Borrowers’ obligation to do so, each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Lender or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Lender or any Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this clause (c)). All amounts due under this clause (c) shall be payable within 30 Business Days after written demand therefor. To the fullest extent permitted by applicable law, the Borrowers shall not assert, or permit any of their Related Parties to assert, and the Borrowers hereby waive, (i) any claim against any Lender-Related Person, on any theory of liability, for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet); provided that the foregoing shall not apply as to any Lender-Related Person to the extent such Liabilities are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement by, such Lender-Related Person and (ii) any Liabilities against any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(d)To the fullest extent permitted by applicable law, no Lender-Related Person shall assert, and each of them hereby waives, (i) any claim against any Borrowers or any of their Related Parties, on any theory of liability, for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet); provided that the foregoing shall not apply as to any Borrowers or any of their Related Parties to the extent such Liabilities are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement by, any Borrower or any of its Related Parties and (ii) any Liabilities against the Borrowers, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (e) shall limit any Loan Party’s indemnity and reimbursement obligations set forth in this Section 9.03 or elsewhere in the Loan Documents to the extent such Liabilities or such special, indirect, consequential or punitive damages are included in any claim in connection with which such Indemnitee is entitled to indemnification hereunder or the representations and warranties of the Loan Parties set forth in the Loan Documents.

(e)Notwithstanding anything to the contrary contained in this Agreement, the Borrowers shall not be liable for any settlement of any Proceeding effectuated without the Borrowers’ prior written consent (such consent not to be unreasonably withheld or delayed), but if settled with the Borrowers’ written consent, or if there is a final judgment by a court of competent jurisdiction against an Indemnitee in any such Proceeding for which the Borrowers are required to indemnify such Indemnitee pursuant to this Section 9.03 or elsewhere in this Agreement or any other Loan Document, the Borrowers agree to indemnify and hold harmless each Indemnitee from and against any and all Liabilities and related expenses by reason of such settlement or judgment in accordance with this Section 9.03. The Borrowers shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnitee from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such Indemnitee. Notwithstanding the above in this Section 9.03, each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrowers under this Section 9.03 to such Indemnitee for any Liabilities or related expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.
SECTION 9.04.    Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any branch or Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) neither the Company nor (except as otherwise expressly permitted by Section 6.03(a)) any of the other Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company or any other Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any branch or Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, any Arranger, any Issuing Lender or any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i)     Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and participations in LC Disbursements and Swingline Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of: (A) the Company; provided that no consent of the Company shall be required for an assignment to (I) a Lender, an Affiliate of a Lender or an Approved Fund or (II) if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any other assignee (it being agreed that, following such assignment, the Company shall be promptly notified thereof by the Administrative Agent); provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender; and (C) each Issuing Lender and each Swingline Lender. Notwithstanding the foregoing, any Person that is a Fee Receiver but not a Permitted Fee Receiver shall not be an assignee without the written consent of the Company and the Administrative Agent (whether or not an Event of Default has occurred) (which consent may be withheld in the Company’s and the Administrative Agent’s sole discretion).
(i)Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent shall otherwise consent (such consent not to be unreasonably withheld or delayed); provided that (x) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform) (which shall contain, without limitation, a representation and warranty from the assignee that such assignee is not a Competitor), together with a processing and recordation fee of $3,500; provided that assignments made pursuant to Section 2.19(b) shall not require the signature of the assigning Lender to become effective; and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any Tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent (x) shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Competitor and (y) shall not have any liability with respect to any assignment or participation made to a Person that is a Competitor.
(ii)Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.
(iii)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Lenders and the Issuing Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, each Issuing Lender and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv)Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any Tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.
(c)(i)     Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Lenders or the Swingline Lenders, sell participations to any Person (other than a natural person ~~(~~or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or the Company or any of its Affiliates or any Person that would be a Fee Receiver but not a Permitted Fee Receiver, unless such Fee Receiver receives written consent of the Company and the Administrative Agent (which consent may be withheld in the Company’s and the Administrative Agent’s sole discretion) or any Competitor (such Person, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such participation shall not increase the obligations of any Loan Party under any Loan Document, except as contemplated below, and (D) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(ii)For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(d) with respect to any payments made by such Lender to its Participant(s).
(iii)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to clauses (c)(iii) and (v) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent (but no greater than) as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Sections 2.18(d) and 2.19 as though it were a Lender.
(iv)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(v)A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16, 2.17 or 9.08 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent; provided that the Participant shall be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b).
(vi)Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (A) has purchased a participation in the minimum amount of $7,000,000 on or after the Effective Date, (B) is, by written notice to the Company and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (C) receives the prior written consent of the Company (on behalf of itself and the other Borrowers) and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an Assignee as set forth in Exhibit A hereto and (ii) state the dollar amount of the participation purchased. The Company and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Notwithstanding the foregoing, each bank or other lending institution that is a member of the Farm Credit System designated as a Voting Participant in Schedule 9.04(c)(vi) hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrowers and the Administrative Agent.
(d)Any Lender may at any time, without the consent of the Borrowers or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank or the Farm Credit Funding Corp. or to any other entity organized under the Farm Credit Act, as amended, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Company and the other Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement (other than contingent obligations) is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facility provided for herein, an Issuing Lender shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Lender (whether as a result of the obligations of the Borrowers in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Lender, or being supported by a letter of credit that names such Issuing Lender as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether any Borrower is required to comply with Articles V and VI hereof, but excluding Sections 2.15, 2.17 and 9.03 hereof and any expense reimbursement or indemnity provisions set forth in any other Loan Document), and the Lenders shall be deemed to have no participations in such

Letter of Credit, and no obligations with respect thereto, under Sections 2.06(e) and 2.06(f). The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Letters or Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter or commitment advices submitted by them (but do not supersede any other provisions of any such commitment letter or any fee letter relating hereto that are not by the terms of such documents superseded by the terms of this Agreement upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). This Agreement shall become effective as provided in Section 4.01 and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document and/or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by fax, emailed .pdf or any other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, electronic deliveries or the keeping of records in any electronic form (including deliveries by fax, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders and the Issuing Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of each Borrower without further verification thereof and (ii) upon the request of the Administrative Agent or any Lender or any Issuing Lender, any Electronic Signature shall be reasonably promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers hereby (A) agree that, for all purposes, including, without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Lenders and the Loan Parties, Electronic Signatures transmitted by fax, emailed .pdf or any other electronic means and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agree that the Administrative Agent and each of the Lenders and the Issuing Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waive any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waive any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s, any Lender’s and/or any Issuing Lender’s reliance on or use of Electronic Signatures and/or transmissions by fax, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers against any of and all obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.    Governing Law; Jurisdiction; Venue; Consent to Service of Process.
(a)Governing Law. THIS AGREEMENT, AND ALL ACTIONS, CAUSES OF ACTION OR CLAIMS OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
(b)Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
(d)Consent to Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Confidentiality.
(a)Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep and shall keep such Information confidential (or will be subject to confidentiality obligations of employment or professional practice) and the disclosing party shall be responsible for any failure of such Persons to abide by this Section 9.12), (b) to the extent requested by any regulatory authority (including the Financial Industry Regulatory Authority and all successors thereto), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, (f) subject to an agreement containing provisions not less restrictive than those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, other than to any Competitor or any other prospective assignee or Participant to whom the Company has theretofore affirmatively declined to provide its consent (to the extent such consent is required under this Agreement) to the assignment or participation of Loans or commitments under this Agreement) (or, in each case, its advisors) or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Loan Parties and their obligations, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than a Loan Party that is not to the knowledge of the receiving party in violation of any confidentiality restrictions (i) to the extent necessary in order to obtain CUSIP numbers with respect to the Loans, to the CUSIP Service Bureau or any similar agency, (j) in the case of information with respect to this Agreement that is of the type routinely provided by arrangers to such providers (but, in any event, excluding any fees that are not set forth in this Agreement), to data service providers, including league table providers, that serve the lending industry and (k) to any credit insurance provider (or its Related Parties) relating to the Company and its obligations. For the purposes of this Section, “Information” means all information received from a Loan Party and/or its Related Parties or representatives relating to any Loan Party, its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by any Loan Party and/or its Related Parties or representatives; provided that, in the case of information received from the Company and/or its Related Parties or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential or is required to be delivered by a Loan Party hereunder. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)Each Lender acknowledges that Information as defined in Section 9.12(a) furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their Affiliates or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures, applicable law, including Federal and state securities laws, and the terms hereof.
(c)All information, including waivers and amendments, furnished by the Loan Parties, their Related Parties or representatives or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities. Accordingly, each Lender represents to the Company (on behalf of the Loan Parties) and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures, applicable law and the terms hereof.
SECTION 9.13.    USA Patriot Act and the Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act and/or the Beneficial Ownership Regulation.
SECTION 9.14.    No Fiduciary Relationship. The Loan Parties agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, their Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Issuing Lenders, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, each Issuing Lender, each Lender and their respective Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates.
SECTION 9.15.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16.    Subsidiary Borrower Representative. Each Subsidiary Borrower hereby designates the Company as its representative, agent and attorney-in-fact to act on its behalf as specified herein or in any other Loan Document. Each Subsidiary Borrower hereby authorizes the Company to take such actions on its behalf under the terms of this Agreement and the other Loan Documents and to exercise such powers and perform such duties hereunder and thereunder as are specified in this Agreement or the other Loan Documents or are reasonably incidental thereto, including issuing Borrowing Requests and Interest Election Requests, acceptance of amounts borrowed hereunder, giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants), in each case, on behalf of such Subsidiary Borrower under the Loan Documents. The Company hereby accepts such appointment. The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely on all notices, requests, consents, certifications and/or authorizations or other similar acts delivered or taken by the Company for or on behalf of any Subsidiary Borrower pursuant hereto or the other Loan Documents without inquiry and as if such notices, requests, consents, certifications and/or authorizations or other similar acts were delivered by such Subsidiary Borrower. Each representation, warranty, covenant, agreement and undertaking made on behalf of any Subsidiary Borrower by the Company shall be deemed for all purposes to have been made by such Subsidiary Borrower and shall be binding upon and enforceable against such Subsidiary Borrower to the same extent as it if the same had been made directly by such Subsidiary Borrower.
SECTION 9.17.    Release of Guarantees.
(a)A Subsidiary Guarantor (other than any Borrower) shall be automatically released from its obligations under (x) the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which (i) such Subsidiary Guarantor shall cease to be a Subsidiary and (ii) each other Guarantee by such Subsidiary Guarantor of any Material Indebtedness of the Company shall be released and (y) the Guarantee Agreement to the extent provided therein.
(b)In connection with any termination or release pursuant to this Section, the Administrative Agent, upon receipt of any certificates or other documents reasonably requested by it to confirm compliance with this Agreement, shall promptly execute and deliver to the Company or the applicable Loan Party, at the Company’s expense, all documents that the Company or such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.17 shall be without recourse to or warranty by the Administrative Agent. The Lenders hereby irrevocably authorize the Administrative Agent to take all actions specified in this Section 9.17.
SECTION 9.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent company, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
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EXHIBIT B
[FORM OF]
BORROWING REQUEST
[Date]
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, Ops 2, Floor 3
Newark, DE 19713
Attention: Loan and Agency Services Group
Facsimile No.: (302) 634-8459
Email: harmeet.kaur@chase.com

With a copy to:

JPMorgan Chase Bank, N.A.
8181 Communication Parkway
Bldg B, 6th Floor, TXW-3620
Plano, TX 75024
Attention: Eduardo Lopez Peiro
Email: Eduardo.lopezpeiro@jpmorgan.com

[Morgan Stanley Loan Servicing
1300 Thames Street Wharf, 4th Floor
Baltimore, MD 21231
Facsimile No.: (718) 233-2140
Email: msloanservicing@morganstanley.com][1]

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement, dated as of September 30, 2021 (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), among Tyson Foods, Inc., a Delaware corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The Company hereby gives you notice pursuant to Section [2.03][2.04] of the Credit Agreement that it requests, on behalf of the Borrower listed below, a Borrowing under the Credit Agreement and, in that connection, sets forth below the terms on which such Borrowing is req

[1] Select address as applicable. If Borrowing Request is for a Swingline Loan by Morgan Stanley Bank, N.A. in its capacity as a Swingline Lender, include their address also.

1	Name of Applicable Borrower:
2	Aggregate Amount of Borrowing[2]:
3	Date of Borrowing:[3]
4	Type of Borrowing:[4]	[ABR Borrowing] [Term SOFR Borrowing] [Daily Simple SOFR Borrowing]
5	Interest Period:[5]
6	[Location and number of the applicable Borrower’s account to which funds are to be disbursed][Identity of the Issuing Lender of the LC Disbursement being reimbursed]:[6]
7	[Name of Swingline Lender][7]

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[2] In the case of any Revolving Borrowing, not less than $5,000,000 and in an integral multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f) of the Credit Agreement. In the case of a Swingline Loan, not less than $500,000; provided, that a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment.
[3] This date must be (a) a Business Day and (b) a date not earlier than (i) in the case of a Term SOFR Borrowing, three U.S. Government Securities Business Days after notice of the related Borrowing Request is delivered not later than 1:00 p.m., New York City time, (ii) in the case of an ABR Borrowing, the date on which notice of the related Borrowing Request is delivered not later than 12:00 noon, New York City time, (iii) if applicable pursuant to Section 2.14 of the Credit Agreement, in the case of a Daily Simple SOFR Borrowing, three U.S. Government Securities Business Days after notice of the related Borrowing Request is delivered not later than 1:00 p.m., New York City time, of (iv) in the case of a Swingline Loan, the date on which notice of the related Borrowing Request is delivered not later than 2:00 p.m., New York City time.

[4] Specify ABR Borrowing, Term SOFR Borrowing or, if applicable pursuant to Section 2.14 of the Credit Agreement, Daily Simple SOFR Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

[5] Applicable only to a Term SOFR Borrowing, and subject to the definition of “Interest Period”. Must comply with the definition of “Interest Period” (i.e., commence on the date of such Borrowing and end on the numerically corresponding day in the calendar month that is one, three or six months thereafter) and end not later than the Commitment Termination Date.

[6] Select as applicable. Identity of the Issuing Lender is applicable if the Borrowing is requested to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f).

[7] In the case of a Swingline Loan, identify the Swingline Lender requested to make such Loan.

Exhibit B-2

Very truly yours,
TYSON FOODS, INC.,
By

Name:
Title:

Exhibit B-3

EXHIBIT D
[FORM OF]
INTEREST ELECTION REQUEST
[Date]
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, Ops 2, Floor 3
Newark, DE 19713
Attention: Loan and Agency Services Group
Facsimile No.: (302) 634-8459
Email: harmeet.kaur@chase.com

With a copy to:

JPMorgan Chase Bank, N.A.
8181 Communication Parkway
Bldg B, 6th Floor, TXW-3620
Plano, TX 75024
Attention: Eduardo Lopez Peiro
Email: Eduardo.lopezpeiro@jpmorgan.com

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement, dated as of September 30, 2021 (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), among Tyson Foods, Inc., a Delaware corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes a notice of conversion or notice of continuation, as applicable, under Section 2.08 of the Credit Agreement, and the Company, on behalf of the Borrower listed below, hereby irrevocably notifies the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:
Exhibit D-1

1. Name of Applicable Borrower and Borrowing to which request applies[8]:
2. Principal Amount of Borrowing to be Converted/Continued[9]:
3. Effective Date of Election[10]:
4. Type of resulting Borrowing(s)[11]: [ABR Borrowing][Term SOFR Borrowing][Daily Simple SOFR Borrowing]
5. Interest Period of resulting Borrowing(s)[12]:

[Signature Page Follows]

[8] Specify last day of current Interest Period.

[9] If different options are being elected with respect to different portions of the Borrowing, indicate the portions thereof to be allocated to each resulting Borrowing.

[10] This date must be (a) a Business Day and (b) a date not earlier than (i) in the case of a conversion to or a continuation of a Term SOFR Borrowing, three Business Days after the date this Interest Election Request is delivered (if delivered not later than 1:00 p.m., New York City time), (ii) in the case of a conversion to an ABR Borrowing, the date on which this Interest Election Request is delivered (if delivered not later than 12:00 noon, New York City time) or (iii) if applicable pursuant to Section 2.14 of the Credit Agreement, in the case of a conversion to or a continuation of a Daily Simple SOFR Borrowing, three Business Days after the date of this Interest Election Request is delivered (if delivered not later than 1:00 p.m., New York City time).

[11] Specify whether the resulting Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing or, if applicable pursuant to Section 2.14 of the Credit Agreement, a Daily Simple SOFR Borrowing. If different options are being elected with respect to different portions of the Borrowing, specify type for each resulting Borrowing.

[12] Applicable only if the resulting Borrowing is to be a Term SOFR Borrowing. Must comply with the definition of “Interest Period” (i.e., commence on the date of such Borrowing and end on the numerically corresponding day in the calendar month that is one, three or six months thereafter) and end not later than the Commitment Termination Date. If different options are being elected with respect to different portions of the Borrowing, specify for each resulting Borrowing.
Exhibit D-2

Very truly yours,
TYSON FOODS, INC.,
By

Name:
Title:

Exhibit D-3